UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Holistic Asset Finance Group Co., Ltd.

(Exact name of registrant as specified in its charter)

Nevada	87-0602435
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Level 16, 175 Pitt Street Sydney NSW 2000, Australia	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (02) 9159 1827

With a copy to:

Kevin (Qixiang) Sun.

Bevilacqua, PLLC

1050 Connecticut Ave, NW, Suite 500

Washington, DC 20036

T: (202) 869-0888

F: (202) 203-8665

Kevin@bevilacquapllc.com

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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EXPLANATORY NOTE

Holistic Asset Finance Group Co., Ltd. is filing this General Form for Registration of Securities on Form 10 (the “Registration Statement”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Section 12(g) of the Exchange Act and in order to provide current public information to the investment community. Once this Registration Statement is effective, the Company will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require the Company, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and the Company will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, all references in this Registration Statement to “HAFG,” the “Company,” “we,” “us,” “our” and similar terms and expressions shall mean Holistic Asset Finance Group Co., Ltd., a Nevada corporation, and its subsidiary.

FORWARD LOOKING STATEMENTS

This Registration Statement contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,”“expect,” “plan,” “anticipate,” “believe”, “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described in the section entitled “Risk Factors” included herein, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that may cause actual results to differ from projections include, for example:

●	the success or failure of management’s efforts to implement the Company’s business strategies;

●	the ability of the Company to generate sufficient cash flows;

●	the ability of the Company to compete with other companies in the industries where the Company operates;

●	the effect of changing economic conditions impacting our operations; and

●	the ability of the Company to meet the other risks as described in “Item 1A. Risk Factors” below.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this Registration Statement to conform these statements to actual results or to changes in our expectations.

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PART I

Item 1. Business

Overview

Our Company, through our subsidiary Wombat Australia Holdings Pty Ltd, operates two business lines. First, we specialize in selling Australian-branded nutrition, health, and wellness products, renowned for their exceptional quality. We provide consumers with a convenient shopping experience mainly through offline group-buying activities.

Secondly, we offer professional social media digital marketing and video production services, focusing on the Taiwan market and gradually expanding into the East Asian region. We deliver tailored marketing solutions to help brands accelerate their market presence in these regions and boost brand exposure through social video production.

Our Corporate History and Structure

The Company was incorporated in Nevada on March 16, 1998 as Noble Quests Inc. The Company changed its name to Legend Media, Inc. on February 11, 2008. On November 25, 2019, the Company changed its name to Holistic Asset Finance Group Co., Ltd. The Company changed its name to Omega International Group, Inc. with the State of Nevada on January 3, 2022. The Company changed its name back to Holistic Asset Finance Group Co., Ltd. with the State of Nevada on October 24, 2024.

The Company is currently traded on the over-the-counter (“OTC”) markets under the name “Holistic Asset Finance Group Co., Ltd.,” with the trading symbol “HAFG.”

On February 7, 2019, Joseph Arcaro filed an Application for Appointment of Custodian pursuant to NRS 78.347(1)(b) (the “Application”) with the District Court in Clark County, Nevada (the “Court”). On March 21, 2019, the Court appointed Joseph Arcaro as custodian of the Company and authorized Joseph Arcaro to take any and all actions on behalf of the Company that were reasonable and prudent, including appointing directors and officers, reinstating the Company with the state of Nevada, amending the Company’s articles of incorporation and holding a shareholders meeting. Joseph Arcaro never held a shareholder meeting.

On March 18, 2019, under the custodianship of Joseph Arcaro, the Company filed a Certificate of Amendment by Custodian and obtained a business license valid until September 30, 2019.

On March 25, 2019, the Custodian filed another Certificate of Amendment by Custodian. On March 28, 2019, Joseph Arcaro, as custodian, appointed himself to serve as the sole officer and director of the Company.

The Company filed a Certificate of Designation on May 24, 2019, designating 1,000 shares of Series L Preferred Stock (“Series L Preferred”), which are entitled to vote with the common stock at a ratio of 1,000,000 votes per share of Series L Preferred, and which do not have rights to dividends, have a liquidation preference junior to the Company’s Series A Preferred Stock but senior to the common stock, have no redemption rights and are not convertible into common stock. On May 30, 2019, the Company issued 1,000 shares of Series L Preferred to Algonquin Partners, Inc. whose control person is Joseph Arcaro (“Algonquin”).

On June 5, 2019, Joseph Arcaro appointed himself to serve as the sole officer and director of the Company. On June 10, 2019, the Company issued 2,500,000 shares of common stock to Algonquin in exchange for forgiveness of debt owed by the Company to Joseph Arcaro.

On October 2, 2019, the Company’s board of directors authorized a reverse one-for-one hundred (1-for-100) split of the common stock (the “Reverse Split”). The Reverse Split had no effect on the number of authorized shares of common stock or the authorized or issued and outstanding preferred stock. On October 25, 2019, the Company filed a notification of the Reverse Split with FINRA. After completion of review by FINRA, on December 11, 2019, the outstanding shares of common stock decreased to 3,628,185 shares.

On May 8, 2020, the Company’s board of directors approved, by unanimous consent in lieu of meeting, to change the Company’s fiscal year end from June 30 to December 31.

On June 1, 2020, the Company entered into a share exchange agreement with Plural Capital Company Limited (“Plural”) and the Company’s CEO then, Mr. Liu Zhongkuo, pursuant to which the Company issued 10,000,000 shares of common stock in exchange for Mr. Liu’s 75% equity ownership in Plural. Following this transaction, the Company became the 75% equity holder in Plural. This transaction was structured as a tax-free reorganization.

On October 19, 2020, the Company entered into a second share exchange agreement with Plural and Mr. Liu pursuant to which the Company issued 300,000 shares of common stock in exchange for Mr. Liu’s remaining 25% equity ownership in Plural. Following this transaction, Plural became a wholly owned subsidiary of the Company.

Plural was a financial services firm based in Hong Kong which specialized in providing financial advisory services on matters ranging from financial investment to mergers and acquisitions.

On November 15, 2021, Mr. Zhongkuo Liu unexpectedly passed away in a car accident.

On December 10, 2021, the Company’s board of directors approved, by unanimous consent in lieu of meeting, to change its name to Omega International Group, Inc. and its trading symbol. On January 03, 2022, the Company filed a Certificate of Amendment with Nevada Secretary of State to amend the name of the Company to Omega International Group, Inc.

On July 12, 2022, the Company entered into a share exchange agreement with Wombat Australia Holdings Pty Ltd (“Wombat”), pursuant to which the Company issued 2,000,000 shares of common stock in exchange for 100 % equity ownership in Wombat (the “Acquisition”). Following the Acquisition, the Company became the 100% equity holder in Wombat. The Acquisition was structured as a tax-free reorganization.

Wombat is an Australian company based in Sydney, Australia which focuses on exporting Australian branded nutrition, health and wellness products to Asian markets.

On July 27, 2022, the Company’s board of directors and the majority shareholder approved and authorized the divestiture of its subsidiary Plural, due to the fact that Plural had no business activities since December 31, 2021. Plural was subsequently dissolved on October 20, 2023.

On January 13, 2022, the Company filed an application with FINRA for the change of company name to Omega International Group, Inc. and its trading symbol accordingly. On October 15, 2024, the Company decided to withdraw its name and trading symbol change application with FINRA, and the Company’s board of directors approved, by unanimous consent in lieu of meeting, to change its name back to Holistic Asset Finance Group Co., Ltd. and maintain its current trading symbol “HAFG.” On October 23, 2024, the Company filed a Certificate of Amendment with Nevada Secretary of State to amend the name of the Company to Holistic Asset Finance Group Co., Ltd.

As of the date of this Registration Statement, we have one subsidiary, Wombat.

Our Products and Services

Sale of Australian-branded nutrition, health, and wellness products

Currently, our Company is primarily focused on the Taiwan market, where we carefully select and import premium health, nutrition, and wellness products from Australia, tailored to meet the specific needs of our clients. Our product portfolio currently includes organic superfoods, propolis honey sprays, acai and bilberry supplements, vitamin and mineral soft gels, probiotics, and chewable fish oil.

We continuously refine our product offerings based on market trends, ensuring that we provide top-quality products that align with current consumer needs. All products we sell undergo rigorous quality control to ensure they meet the high standards expected by the Taiwan consumer market.

We have established strong partnerships with Australian suppliers such as GTG Tech Limited. By fostering long-term partnerships with our suppliers, we strive to guarantee stability in our supply chain, mitigate potential disruptions, and enhance our ability to meet future demand.

In this segment, our efforts are focused on expanding market reach, strengthening brand recognition, and leveraging diverse distribution channels to seek effective product penetration across Taiwan.

Social media digital marketing and video production

Over the past twelve months, the Company has strategically shifted its emphasis toward short video production. This emphasis has not only become a core component of our operations but has also led to notable achievements, garnering initial success and increased recognition in the Taiwan digital marketing sector.

We offer short video production and digital marketing services, primarily targeting the Taiwan and East Asia markets. We provide comprehensive short video solutions, covering content planning, production, and post-editing, with the goal of assisting brands in increasing visibility on digital platforms such as TikTok, Instagram Reels, and YouTube Shorts. As short videos have become a key form of digital communication, we focus on providing our clients with effective marketing tools that align with current market demands.

We focus on understanding market trends and consumer behaviors and customizing short video marketing strategies based on specific client needs. By combining creativity and data analysis, including user demographics, geographic location, viewing patterns, and engagement metrics from our platforms, we leverage major short video platforms to help brands enhance their visibility on digital media. We continue to develop our expertise in short video production and aim to strengthen our service influence within the Taiwan and East Asia markets.

Customers

In the year ended December 31, 2023, three third-party customers and one related party customer accounted for 27%, 13%, 12% and 30% of the Company’s revenues, respectively.

In the year ended December 31, 2022, one third-party customer and one related party customer accounted for 70% and 27% of the Company’s revenues, respectively.

For sale of wellness products, our customers are individuals in Taiwan who purchase from e-commerce platforms such as Shopee and through group buying activities organized by third party small businesses or individuals.

For digital marketing services, our customers are individuals and small businesses in Taiwan and Singapore.

Suppliers

In the year ended December 31, 2023, two third-party suppliers accounted for 52%, 48% of the Company’s purchases, respectively.

In the year ended December 31, 2022, four third-party suppliers accounted for 43%, 23%, 14% and 14% of the Company’s purchases.

For sale of wellness products, our suppliers include GTG Tech Limited. We have established strong partnerships with it, ensuring stable sources of supplies.

For digital marketing services, we produce short videos and other services in house.

Sales and Marketing

Our sales process is centered around flexibility and meeting customer demands. For the Taiwan market, we carefully select products based on consumer needs, ensuring that the products we introduce match market expectations.

Customer-Centric Sales Process. Our sales strategy begins with understanding customer needs. By closely following market trends and consumer preferences, we choose the right products to promote. Continuous market research and customer feedback allow us to adjust our product offerings to meet changing demands. We leverage social media data to analyze user engagement metrics like location, age, gender, and viewing patterns, helping us tailor content and promotions. We also track feedback and adjust our strategies accordingly. For group-buying customers, we conduct regular follow-ups to gather insights, ensuring our products and marketing meet their needs.

●	Sales Channels. We utilize both online and offline sales channels to provide consumers with a convenient shopping experience. Online platforms include e-commerce websites such as Shopee, while offline efforts focus on group-buying activities to expand market reach.

●	Marketing Techniques. (i) Content Marketing. We use a more conversational and lifestyle-oriented approach to introduce products, helping consumers easily understand our product features and value. By highlighting how products integrate into everyday life, we make it easier for consumers to see the benefits in a clear and relatable way. (ii) Brand Partnerships. Instead of relying solely on influencers or key opinion leaders, we focus on the brand itself. Our marketing efforts emphasize building and promoting the core values of the brand, with campaigns that align with the brand’s identity, creating a longer-lasting impact on consumers.

Competition and Our Market Opportunities

The health and wellness industry, along with the digital marketing and short video production sectors, are intensely competitive. In the health and wellness space, competition is driven by consumer awareness of health trends, strict regulatory standards, and the constant need for product innovation. Larger multinational companies dominate the global market, but smaller niche players also pose a strong presence due to their ability to target specific consumer segments. In the digital marketing and short video space, competition is characterized by rapid technological advancements, creative content strategies, and the ability to quickly adapt to ever-changing platform trends.

In the health product sector, the Company faces direct competition from other distributors who also import similar products, particularly from Australia. In Taiwan, several competitors provide similar offerings, with differentiation mainly occurring in branding and pricing strategies. In short video production, the Company competes with digital marketing agencies and production houses that offer similar services. However, most competitors treat short video production as a secondary service, whereas the Company specializes in this area, giving us a competitive edge in terms of expertise and focus.

We believe we are well-positioned in Taiwan’s health product sector, based on our strong partnerships with Australian suppliers, our ability to respond quickly to changing consumer demands, and a deep understanding of the Taiwan market. Additionally, health foods from Australia have significant appeal and a strong user base in the Asian market but require time and advertising investment to build brand recognition. We believe our expertise and experience enable us to bridge this gap.

In short video production, our specialization in high-quality, targeted content allows us to stand out from competitors. We are dedicated to developing a simple and efficient process aimed at better reaching and serving more customers. We believe the short video market presents significant growth opportunities.

Competitive Strengths

We believe we have the following competitive strengths:

●	Customer-Centric Flexibility

The Company focuses on understanding and adapting to the unique needs of each customer. This flexible approach allows our business to offer tailored solutions, ensuring client satisfaction and product relevance in rapidly changing markets. By customizing product offerings and marketing strategies based on specific customer needs, the Company’s adaptable and flexible approach fosters customer loyalty and repeat business.

●	Strong Partnerships with Australian Suppliers

The Company has established long-term partnerships with trusted Australian suppliers, ensuring a steady flow of high-quality health and wellness products. These strong supply chain relationships allow the Company to provide quality products and build consumer trust.

●	Expertise in Short Video Production

With a focus on the rapidly growing short video market, the Company has been creating engaging and targeted content for clients. Our specialization in short videos helps clients increase visibility and brand awareness on digital platforms.

●	Deep Understanding of the Taiwan and East Asia Markets

We have a profound knowledge of consumer behaviors, regulatory environments, and market trends in Taiwan and broader East Asia. This regional insight is crucial for crafting effective sales and marketing strategies, and enables the Company to introduce products and services that align with the preferences and demands of the market, giving us a competitive advantage over foreign competitors who may lack this in-depth understanding.

●	Integrated Marketing Strategies

The Company employs a holistic marketing approach that combines content marketing, digital advertising, and brand-building initiatives, with an emphasis on brand identity over reliance on influencer marketing. We believe, by focusing on the long-term development of brand image and resonance with consumers, our marketing strategies and services will help clients create more sustainable marketing outcomes.

Growth Strategies

We plan to pursue growth through the following strategies:

●	Internal Resource Optimization

The Company prioritizes optimizing its existing resources and capabilities to enhance operational efficiency and competitiveness. The Company aims to increase internal efficiency and deepen its presence in existing markets by continuously optimizing its internal process.

●	Market Positioning

The Company focuses on driving growth through improved market positioning and optimized marketing strategies. The Company plans to continuously monitor market trends and consumer needs, adjusting its marketing approach to ensure that its products and services align with consumer expectations, thereby boosting brand influence.

Seasonality

Our operations have not significantly impacted by seasonal changes. However, there are specific times when we see a notable increase in demand, particularly during traditional holidays and promotional events. For example, during broadly celebrated holidays such as the Lunar New Year and Dragon Boat Festival, consumer spending tends to rise, driving higher sales for our business. These periods align with cultural norms where gifting and celebratory purchases are common. Additionally, promotional periods like end-of-year sales, Mid-Autumn Festival promotions, and other retail-driven events generate higher traffic and transaction volumes. Our marketing efforts are often focused around these times to maximize visibility and capitalize on increased consumer activity.

Intellectual Property

We do not have any intellectual property.

Employees and Human Capital

As of November 7, 2024, we had 5 full-time employees. The following table sets forth the number of our full-time employees as of November 7, 2024.

Function	Number of Employees
Director	2
Senior Management	1
Finance	1
Operations	1
Total	5

As of November 7, 2024, we had 1 employee in Australia, 1 employee in China and 3 employees in Taiwan.

We believe we adhere to local labor laws in Taiwan, China and Australia, and we have a good relationship with our employees.

Regulations

The sale of imported dietary supplements in Taiwan is regulated by several government agencies, primarily the Taiwan Food and Drug Administration (TFDA) under the Ministry of Health and Welfare (MOHW). Key regulatory requirements include: (i) Registration and Licensing. Imported supplements must be registered with the TFDA. This includes providing detailed information about the product’s ingredients, manufacturing process, and safety data. (ii) Labeling. All supplement products must comply with Taiwan’s strict labeling requirements. Labels must be written in Traditional Chinese and include the product name, ingredients, nutritional information, manufacturer details, and country of origin. (iii) Safety Standards. The ingredients in supplements must adhere to Taiwan’s food safety laws, and products must be tested for contaminants such as heavy metals, pesticides, and microbial contamination. (iv) Health Claims. Health claims made on supplement packaging and advertising must be substantiated and compliant with Taiwan’s regulations. Unsupported or exaggerated health claims are strictly prohibited. (v) Customs Clearance. Imported supplements must go through customs clearance and provide certificates of analysis, proof of country of origin, and relevant health certifications.

Advertising in Taiwan is regulated primarily by the Fair Trade Commission (FTC) and the National Communications Commission (NCC). Key regulations for advertising services include: (i) Truth in Advertising. Advertisements must be truthful and not misleading. False or exaggerated claims, especially in relation to health products, financial services, or environmental impact, can lead to penalties. (ii) Intellectual Property. Advertisers must ensure that they do not infringe on copyrights, trademarks, or other intellectual property rights in their advertisements. (iii) Cultural Sensitivity: Advertisements must comply with Taiwan’s standards of decency and avoid content that might be offensive to public morals, including violence, indecent content, or racial/ethnic discrimination. (iv) Digital Advertising. Online advertisements are subject to the same regulations as traditional media, and must also comply with data privacy laws, including the Personal Data Protection Act.

Item 1A. Risk Factors

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in this Registration Statement, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operational history.

We have a limited history upon which an evaluation of our prospects and future performance can be made. Our operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with a new business operation, and the continued development of a corresponding customer base. There is a possibility that we could sustain losses in the future, and there are no assurances that we will ever operate profitably.

If we do not generate sufficient cash flow from operations, we may not be able to fund our development efforts or fulfill our future obligations.

Our ability to generate sufficient cash flow from operations to fund our operations and business development efforts, including the payment of our other obligations, depends on a range of economic, competitive and business factors, many of which are outside of our control. We cannot assure you that our business will ever generate sufficient cash flow from operations, or that we will be able to raise equity or debt financings when needed or desirable. An inability to fund our operations would have a material adverse effect on our business, financial condition and results of operations.

We face and will continue to face intense competition.

The health product space in which we operate—primarily premium health, nutrition, and wellness products—is highly competitive. The products we import to sell compete with both well-known global health brands and private-label store products. These products’ manufacturers and retailers generally have significant financial, marketing, and operational resources. Additionally, our market share and revenue growth could be negatively affected if we fail to identify and introduce innovative products that meet evolving consumer demands or adequately respond to new product launches by competitors.

In the digital marketing space, short video content is increasingly integral to any comprehensive digital strategy. Consumers today favor authentic, organic content over highly-produced, commercial ads. As such, social media content must entertain to engage audiences. As the use of short videos continues to grow in popularity, competition in this segment is expected to intensify. Numerous media, advertising firms, and new ventures recognize the revenue potential from influencers and content creators, creating a competitive landscape. Our competitors in this field include both established market players and new entrants looking to capture market share. Market shares are subject to change for various reasons, including through consolidation of our competitors through processes such as mergers and acquisitions, which could have the effect of reducing our revenue. Our competitors may develop products, technology or services that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is also possible that new competitors may emerge and rapidly acquire significant market share. Many of these competitors possess greater technical, human and other resources than we do, and we may lack sufficient financial or other resources to maintain or improve competitive position. Additionally, an increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.

Our results of operations may be adversely affected by changes in foreign currency exchange rates and other risks inherent to international operations.

Our business may also become exposed to more adverse economic, regulatory, and other conditions in the international areas to which we market and distribute our products now or in the future, compared to those in the U.S. For example, our future international operations may result in exposure to more restrictive consumer safety, product labeling and other consumer product regulations; more restrictive labor laws and regulations; more frequent or unexpected changes in the regulatory environments; more economic volatility; higher rates of inflation; or higher political instability, compared to the U.S. Furthermore, our international operations may expose us to higher consolidated income tax rates, import and export restrictions and tariffs, and potentially adverse changes in trade agreements between foreign countries where we market and distribute our products now or in the future.

We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We earn revenue denominated in Australian dollar among other currencies. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods.

Our customers rely, and are expected to continue to rely, on third-party media platforms such as YouTube and TikTok to place short videos made by us, and any failure, disruptions of or interferences with the use of such streaming services could disrupt the availability and production of our short videos and adversely affect our business, financial condition, results of operations and prospects.

Our short video business in part depends on the commercial success and stable supply of third-party media channels, such as YouTube, and TikTok, through which we may help our clients place custom-made short videos. Our short videos’ market acceptance also depends on our ability to predict which channels and platforms will be successful with the customer, as well as on our ability to develop commercially successful content and distribute it on these platforms. A channel or platform may not succeed as expected or new channels or platforms may take market share and consumers away from platforms for which we have devoted significant resources. If demand for the channels or platforms for which we are developing and producing our content on is lower than our expectations, we may be unable to fully recover the investments we have made, and our financial performance may be negatively impacted. Alternatively, a channel or platform for which we have not devoted significant resources could be more successful than we initially anticipated, causing us to not be able to take advantage of meaningful revenue opportunities.

Disruption of our supply chain could adversely affect our business.

Damage or disruption to product supplies by our suppliers or our distribution capabilities due to weather, natural disaster, fire, terrorism, cyber-attack, pandemics (such as the COVID-19 pandemic), war, governmental restrictions or mandates, labor shortages, import/export restrictions, or other factors could impair our ability to import and sell products. Our suppliers’ policies and practices can affect our reputation and the quality and safety of our products. Any disputes with significant suppliers, including disputes regarding pricing or performance, could adversely affect our ability to supply products to our customers and could materially and adversely affect our sales, financial condition, and results of operations. Failure to take adequate steps to mitigate the likelihood or potential negative impact of such events, or to effectively manage such events if they occur, could adversely affect our business and results of operations, as well as require additional resources to restore our supply chain.

Additionally, short-term or sustained increases in consumer demand at our customers may exceed our supply chain capacity or otherwise strain our supply chain. Our failure to meet the demand for products we sell could adversely affect our business and results of operations.

If our products become contaminated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims if consumers are injured.

We may need to recall some of the products we sell if they become contaminated, misbranded, or mislabeled. A product recall could result in significant losses due to our small size, the destruction of product inventory, and lost sales due to the unavailability of products for a period of time. We could also suffer losses from a significant product liability judgment against us although we can seek indemnification from manufacturers. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of consumer confidence in products we sell, which could have an adverse effect on our business results and the value of our brands.

If our efforts to attract prospective customers and to retain existing customers and users of our products or services are not satisfied, our growth prospects and revenue will be adversely affected.

Our ability to grow our business and our ability to generate sustained revenue depends on retaining, expanding, and effectively monetizing our customer base. Our ability to attract new customers and retain existing customers is in large part on our ability to continue to offer high-quality products and compelling curated short video and other digital advertising content.

The COVID-19 pandemic or the widespread outbreak of any other communicable disease could materially and adversely affect our business, financial condition and results of operations.

Health pandemics, such as COVID-19, may significantly disrupt our business operations and adversely affect our financial condition. In the event of a pandemic, government-mandated restrictions, supply chain disruptions, labor shortages, and decreased consumer spending could impair our ability to source and distribute products, meet customer demand, and maintain normal business functions. Additionally, increased health and safety costs, combined with potential delays in launching new products or executing marketing campaigns, may lead to a decline in revenue and profitability. Extended periods of economic uncertainty or reduced consumer confidence resulting from a health crisis could further exacerbate these challenges, potentially impacting our long-term growth. Moreover, future pandemics could have unforeseen consequences, including disruptions to the global economy, changes in regulatory requirements, or shifts in consumer behavior, all of which could have material adverse effects on our business.

Litigation concerning food quality, health, employee conduct and other issues could require us to incur additional liabilities; we have no product liability insurance.

Companies in our industry have from time to time faced lawsuits alleging that a customer suffered illness, including actions seeking damages resulting from food-borne illness and relating to lack of notices with respect to chemicals contained in food products provided by these companies. To date, we are not aware of any lawsuit asserting such a claim or any other claim regarding product safety or integrity and/or consumer claims. We currently maintain insurance coverage for product liability issues. However, we cannot assure you that such a lawsuit will not be filed against us and/or how such claims, if and when brought against us, will affect our reputation. Claims for products liability could be substantial and a successful claim for products liability could have a material adverse effect on the Company, its results of operations and liquidity.

Risks Related to Ownership of Our Securities

The Company’s shares of common stock are traded on the OTC Markets, Inc. Pink Tier.

Our common stock trades on the OTC Pink Sheet Market. There can be no assurance that there will be a liquid trading market for the Company’s common stock. In the event that a liquid trading market commences, there can be no assurance as to the market price of the Company’s shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

The SEC adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If the trading price of our common stock falls below $5.00 per share, the open-market trading of our common stock is subject to the penny stock rules, which imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock.

In addition to the “penny stock” rules described above, FINRA adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Stockholders should have no expectation of any dividends.

The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Huang Huei-Ching owns 37,500,000 shares of common stock and all shares of the Series L preferred stock of the Company and thus is in a position to control all actions requiring stockholder vote.

Huang Huei-Ching beneficially owns 37,500,000 shares and all shares of the Series L preferred stock of the Company, representing approximately 96.69% of the voting power of the Company. As such, Huang Huei-Ching will be able to control the management and affairs of our Company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. His interests may not be the same as or may even conflict with other shareholders’ interests. For example, he could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their shares of common stock as part of a sale of us or our assets, and might affect the prevailing market price of our common stock due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of voting power may not be in the best interests of our other shareholders.

Certain provisions in our articles of incorporation and by-laws, and of Nevada law, may prevent or delay an acquisition of our Company, which could decrease the trading price of our common stock.

Our articles of incorporation, by-laws and Nevada law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

●	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

●	the right of our board to issue preferred stock without stockholder approval; and

●	the ability of our directors, and not stockholders, to fill vacancies on our board of directors.

Future sales and issuances of our common stock or could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that additional capital will be needed in the future to execute our business strategies. To the extent we raise capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We are a smaller reporting company, and the Company takes advantage of certain exemptions from disclosure requirements available to smaller reporting companies. This could make the securities of the Company less attractive to investors and may make it more difficult to compare the Company’s performance with other public companies.

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the Company’s common stock held by non-affiliates equals or exceeds $250 million as of the end of the prior June 30th, or (2) the Company’s annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of the Company’s common stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent the Company takes advantage of such reduced disclosure obligations, it may also make comparison of the Company’s financial statements with other public companies difficult.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, small-cap issuers have experienced significant stock price volatility. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

Item 2. Financial Information

Our consolidated financial statements, together with the report of independent registered public accounting firm, appear at Item 15 of this Registration Statement for the years ended December 31, 2023 and 2022, as well as the six months ended June 30, 2024 and 2023.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes to those financial statements that are included elsewhere in this Registration Statement. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors”, “Forward-Looking Statements” and “Business” sections and elsewhere in this Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict,” and similar expressions to identify forward-looking statements. Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this Registration Statement. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this Registration Statement, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations, and prospects.

Overview

Our Company, through our subsidiary Wombat Australia Holdings Pty Ltd, operates two business lines. First, we specialize in selling Australian-branded nutrition, health, and wellness products, renowned for their exceptional quality. We provide consumers with a convenient shopping experience through online e-commerce platforms and offline group-buying activities.

Secondly, we offer professional social media digital marketing and video production services, focusing on the Taiwan market and gradually expanding into the East Asian region. We deliver tailored marketing solutions to help brands accelerate their market presence in these regions and boost brand exposure through social video production.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers or retain existing customers;

●	our ability to offer competitive pricing for our products and services;

●	our ability to provide competitive products and services;

●	industry demand and competition; and

●	market conditions and our market position.

Results of Operations

Fiscal Year Ended December 31, 2023 Compared to Fiscal Year ended December 31, 2022

	Years ended December 31,	Years ended December 31,
	2023	2022

Revenue	$120,722	$29,325
Cost of revenue	(24,661)	(23,473)
Gross profit	96,061	5,852

Operating expenses
General and administrative expenses	(92,094)	(34,911)
Profit/(Loss) from operations	3,967	(29,059)

Other expenses net:
Interest income	18	27
Foreign exchange loss	(746)	(394)
Other expenses	(261)	-
Total other expenses, net	(989)	(367)

Profit/(Loss) before income taxes	2,978	(29,426)

Income tax (expenses) credits	(4,695)	3,442
Net loss	$(1,717)	$(25,984)
Foreign currency translation adjustment	22	(1)
Total Comprehensive loss	(1,695)	(25,985)

Revenue

The company’s revenue increased significantly to $120,722 in 2023 from $29,325 in 2022, marking a 311.7% year-over-year growth. This notable rise in revenue indicates expanded market reach and higher sales volume that strengthened the company’s top line. This increase reflects positive momentum in operations, showing the company’s effectiveness in driving sales growth and potentially expanding its client base.

Cost of Revenue and Gross Profit

The Cost of Revenue increased modestly to $24,661 in 2023 from $23,473 in 2022, despite the significant revenue growth. As a result, Gross Profit rose substantially to $96,061 in 2023, compared to $5,852 in 2022. This improvement in gross profit demonstrates the company’s ability to generate higher margins and increase profitability from its core operations.

Operating Expenses

General and Administrative (G&A) Expenses increased from $34,911 in 2022 to $92,094 in 2023, reflecting a 163.8% rise. This increase likely stems from investments in staffing and other resources to support the company’s growth. Although G&A expenses rose, the company managed to achieve a positive Profit from Operations of $3,967 in 2023, a significant improvement over the $29,059 operating loss in 2022. This shift from an operating loss to an operating profit suggests that the revenue growth and cost management efforts effectively offset the rise in administrative expenses.

Other Expenses, Net

Other Expenses, Net increased from $367 in 2022 to $989 in 2023. This category includes items such as Foreign Exchange Loss, which grew from $394 in 2022 to $746 in 2023, and other miscellaneous expenses of $261 recorded in 2023. Despite the increase, these other expenses were relatively modest compared to the company’s operational gains, and they had a limited impact on overall profitability.

Profit/(Loss) Before Income Taxes

For the fiscal year ended December 31, 2023, the company reported Profit Before Income Taxes of $2,978, a significant improvement from the $29,426 loss reported in 2022. This transition to pre-tax profitability was driven by revenue growth and effective cost control, signaling strengthened financial performance across core operations.

Income Tax (Expense) Credits and Net Loss

The company recorded Income Tax Expenses of $4,695 in 2023, compared to a tax credits of $3,442 in 2022. This tax expense impacted the net results, resulting in a Net Loss of $1,717 in 2023, an improvement over the $25,984 net loss in 2022. Although the company reported a net loss, the reduction in loss underscores the positive shift in operational profitability and financial performance.

Comprehensive Loss

The Total Comprehensive Loss improved to $1,695 in 2023 from $25,985 in 2022, with a minor gain of $22 related to Foreign Currency Translation Adjustments in 2023.

Six Months Ended June 30, 2024 Compared to Six Months Ended June 30, 2023

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Revenue	$34,870	27,004	$75,067	36,327
Cost of revenue	(3,294)	(11,758)	(6,466)	(12,510)
Gross profit	31,576	15,246	68,601	23,817

Operating expenses
General and administrative expenses	(29,292)	(24,776)	(59,905)	(47,303)
Profit/(Loss) from operations	2,284	(9,530)	8,696	(23,486)

Other expenses, net:
Interest income	15	7	15	7
Foreign exchange loss	(166)	(8)	254	(45)
Other expenses	(19)	(70)	(303)	(98)
Total other expenses, net	(170)	(71)	(34)	(136)

Profit/(Loss) before income taxes	2,114	(9,601)	8,662	(23,622)

Income tax (expenses) credits	(2,383)	1,847	(5,545)	3,873
Net (loss)/profit	$(269)	(7,754)	$3,117	(19,749)
Foreign currency translation adjustment	77	66	(76)	247
Total Comprehensive (loss)/profit	(192)	(7,688)	3,041	(19,502)

Revenue

Revenue for the six months ended June 30, 2024, was $75,067, a significant increase of 106.6% from $36,327 in the same period in 2023. This substantial rise in revenue highlights the company’s positive trajectory in generating income, essential for achieving operational sustainability.

Cost of Revenue and Gross Profit

The Cost of Revenue decreased by 48.3%, from $12,510 in the first half of 2023 to $6,466 in 2024. This reduction in cost, combined with revenue growth, contributed to a strong Gross Profit increase to $68,601 in 2024 from $23,817 in 2023, an improvement of approximately 188%.

Operating Expenses

General and Administrative (G&A) Expenses rose by 26.6%, reaching $59,905 for the six months ended June 30, 2024, compared to $47,303 in 2023. Despite this increase in expenses, the company was able to generate a Profit from Operations of $8,696 in 2024, a significant improvement from the $23,486 operating loss reported for the same period in 2023. This shift to positive operational profitability reflects an improved operational structure and cost efficiency.

Other Expenses, Net

Other Expenses, Net decreased slightly, from $136 in the first half of 2023 to $34 in 2024. Interest income was stable, while foreign exchange adjustments and other miscellaneous expenses were better managed, contributing positively to the company’s bottom line. The reduction in net other expenses reflects the company’s focus on limiting non-operating costs, which supports overall profitability.

Profit/(Loss) Before Income Taxes

For the six months ended June 30, 2024, the company reported a Profit Before Income Taxes of $8,662, a notable turnaround from the $23,622 loss in the same period in 2023. This improvement indicates that the company’s revenue growth and improved gross profit, combined with controlled non-operating expenses, have significantly boosted overall financial performance.

Income Tax (Expenses) Credits and Net Profit/(Loss)

The company recorded Income Tax Expenses of $ 5,545 in 2024, compared to a tax credits of $3,873 in 2023, driven by its improved profitability. This tax obligation impacted the company’s net earnings but ultimately resulted in a Net Profit of $3,117 in 2024, a substantial improvement over the $19,749 loss for the same period in 2023. This net profit represents the company’s successful transition from a loss-making position to profitability, highlighting its strengthened operational and financial foundation.

Comprehensive Income/loss

The company’s Total Comprehensive Income for the first half of 2024 was $3,041, compared to a comprehensive loss of $19,502 for the same period in 2023.

Liquidity & Capital Resources

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had an accumulated deficit on June 30, 2024 of $70,852,591 and on December 31, 2023 of $ 70,855,708 and on December 31, 2022 of $ 70,853,991.

These conditions raised substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern will require the Company to obtain additional financing to fund its operations. In assessing the going concern, the board of directors has considered:

-The Company will obtain financial support from the related parties.

-Based on the business plans of the Company, management expects to see a positive trend in the Company’s future results. Management expects the business will grow and develop in the future.

The board of directors believes the Company has adequate financial resources to continue in operational existence for the foreseeable future, a period of at least 12 months from the date of this report. Accordingly, the going concern basis of accounting continues to be used in the preparation of the consolidated financial statements for the six months ended June 30, 2024.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities Exchange Commission (“SEC”).

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements and are adjusted to reflect actual experience when necessary. Actual results could differ from these estimates.

Recent Accounting Pronouncements

The Group considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. In July 2018, the FASB issued updates to the lease standard making transition requirements less burdensome. The update provides an option to apply the transition provisions of the new standard at its adoption date instead of at the earliest comparative period presented in the Group’s financial statements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. The Group adopted this guidance effective January 1, 2022. The Group recorded the operating lease right-of-use assets and operating lease liabilities of $71,748 upon adoption of ASU 2016-02, Leases.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Group to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. In November 2018, April 2019 and May 2019, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” “ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” “Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” and “ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief,” which provided additional implementation guidance on the previously issued ASU. The ASU is effective for fiscal years beginning after Dec. 15, 2019 for public business entities that meet the definition of an SEC filer, excluding entities eligible to be SRCs as defined by the SEC. All other entities, ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2022. The adoption of this guidance did not have a material impact on the Group’s consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Group beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. The Group does not expect the adoption of ASU 2021-04 to have a material effect on the consolidated financial statements.

In November 2021, the FASB issued Accounting Standards Update No 2021-10, Government Assistance (Topic 832) — Disclosures by Business Entities about Government Assistance (“ASU 2021-10”). ASU 2021-10 requires additional disclosures regarding the nature of government assistance, the related accounting policy used to account for assistance, the affected line items and applicable amounts within the consolidated financial position and results of operations, and significant terms and conditions related to the assistance. Government assistance within the scope of ASC 832 includes assistance that is administered by domestic, foreign, local, state, national governments, as well as departments, independent agencies and intergovernmental organizations. The updated guidance increases transparency of government assistance including, 1) the type of assistance, 2) the entity’s accounting for assistance, and 3) the effect of assistance on the entity’s financial statements. The new standard is effective for fiscal years beginning after December 15, 2021. The adoption of this guidance did not have a material impact on the Group’s consolidated financial statements.

The Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Exchange Risk

A majority of the Group’s expense transactions are denominated in Australian Dollar (AUD) and a significant portion of the Group and its subsidiaries’ assets and liabilities are denominated in AUD.  However, the Company’s reporting currency is the U.S. dollar. Foreign currency transaction gains and losses represent gains and losses resulting from transactions entered into in a currency other than the functional currency of the Company. These transaction gains and losses, if any, are included in results of operations.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest expenses incurred on income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest income may fall short of expectations due to changes in market interest rates.

Inflation

To date, inflation in Australia has not materially impacted our results of operations. According to reserve bank of Australia, Australian inflation rate, measured through the consumer price index (CPI), was 4.4% and 5.4% for 2022 and 2023, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in Australia. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, high inflation could significantly reduce the value and purchasing power of our assets held in cash and cash equivalent. We have not used any derivative financial instruments to manage our exposure to higher inflation in Australia.

Item 3. Properties.

The Company does not own any properties.

On October 7, 2024, the Taiwan branch of Wombat Australia Holdings Pty Ltd entered into a new 13-month lease agreement for the registered office located at 5th Floor, No. 1, Section 176, Keelung Road, Xinyi District, Taipei City. The lease term is from November 1, 2024 to November 30, 2025.

On July 26, 2024, the Taiwan branch of Wombat Australia Holdings Pty Ltd entered into a 12-month lease agreement for the principal business address located at 6th Floor, No. 186, Minzu Road, Banqiao District, New Taipei City. The lease term is from August 1, 2024 to August 1, 2025.

The register office address of Wombat Australia Holdings Pty Ltd is located at Level 16, 175 Pitt Street Sydney NSW 2000, Australia, under a month-to-month lease arrangement.

On May 21, 2024, Wombat Australia Holdings Pty Ltd entered into a 12-month lease agreement for office space at U2302/117 Bathurst Street, Sydney NSW 2000, Australia, to serve as the principal business address. The lease term is from June 1, 2024 to May 30, 2025.

We believe our facilities are sufficient to meet our current needs and that additional suitable space is available as and when needed at reasonable rates.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding our common stock beneficially owned as of November 7, 2024, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a beneficial owner of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Percentages are determined based on 70,928,185 shares of common stock of the Company issued and outstanding as of November 7, 2024. To the best of our knowledge, subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/ Holistic Asset Finance Group Co., Ltd., Level 16, 175 Pitt Street, Sydney NSW 2000, Australia.

	Common Stock		Preferred Stock
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned (1)	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned (1)	Total Voting Power
Officers and Directors
Yang Hsiao-Wen, CEO	500,000	0.7%	-	*	0.05%
Li Chunguang, CFO and Treasurer	-	*	-	*	*
Huang Huei-Ching, President and Director (2)	37,500,000	52.87%	1,000 Preferred L	100% Preferred L	96.69%
Cui Yan, Director	2,025,626	2.86%	-	*	0.19%
Officers and Directors as a group (4 people)	40,025,626	56.43%	1,000 Preferred L	100% Preferred L	96.93%

5% Beneficial Owners
Liu Zhongkuo	10,300,000	14.52%	-	*	0.96%
Huang Po-yao	3,810,000	5.37%	-	*	0.36%
Huang Yuan-Jhih	5,000,000	7.05%	-	*	0.47%
Yu Szu-Wu	4,830,333	6.81%	-	*	0.45%
Joy Success Co. Ltd. (2)	2,500,000	3.52%	1,000 Preferred L	100% Preferred L	93.43%
Maoming Ching Fund	-	*	2,083,333 Preferred A	100% Preferred A	0.19%

*	Less than 1%.

(1)

Based on 70,928,185 shares of common stock, 2,083,333 shares of Series A Preferred, and 1,000 shares of Series L Preferred issued and outstanding as of November 7, 2024. Holders of Series A Preferred are entitled to one (1) vote per share. Holders of Series L Preferred are entitled to 1,000,000 votes per share.

(2)

Huang Huei-Ching is the control person of Joy Success Co. Ltd. and has voting and dispositive power over the securities held by Joy Success Co. Ltd. Thus, Huang Huei-Ching is deemed the beneficial owner of the securities held by Joy Success Co. Ltd. The registered address of Joy Success Co. Ltd is 4F, No. 155, Sec. 11, Xinsheng S. Rd., Daan District, Taipei City 106, Taiwan. Accordingly, Huang Huei-Ching holds a total of 37,500,000 shares of common stock, representing 52.87% of the outstanding common stock, along with 1,000 shares of Preferred L stock, which account for 100% of this class and confer 96.69% of the total voting power.

Item 5. Directors and Executive Officers

The table below sets forth the names, title and ages of our current directors and executive officers. Directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Executive officers serve at the pleasure of the Board and may be removed with or without cause at any time, subject to contractual obligations between the executive officer and the Company, if any.

Name	Age	Position
Yang Hsiao-Wen	48	Chief Executive Officer
Li Chunguang	44	Chief Financial Officer and Treasurer
Huang Huei-Ching	56	President and Director
Cui Yan	36	Director

Yang Hsiao-Wen. Ms. Yang is based in Taiwan. Ms. Yang joined our Company in 2022 as CEO, overseeing business strategy, operations, and growth initiatives. She brings over 20 years of experience in senior management, specializing in IT training, consulting, and corporate operations across Taiwan and Australia. Ms. Yang has also served as Business Director at Wang Bo Co., Ltd., an Australian company, from 2022 to present. She was Vice President at Bell International Management Consulting, an Australian company, from 2019 to 2022, where she assisted enterprises with public listings in Australia. She also held the position of General Manager at Chen Yu Information in Taiwan from 2009 to 2018, managing IT training and certification services. A native of Taiwan, Ms. Yang holds a bachelor’s degree in Land Economics from National Chung Hsing University, graduating in 1995. She is fluent in both Mandarin and English.

Li Chunguang. Mr. Li joined the Company in 2024 with over 15 years of experience in investment banking and senior management. As CFO, he oversees financial operations, including corporate finance, reporting, and capital markets activities. He has successfully facilitated IPOs and mergers across China, the U.S., Hong Kong, and Australia. Previously, Mr. Li was General Manager at Renyin Finance in China during 2022. He also served as Vice President at AGC Securities Capital Pty Ltd in Australia from 2014 to 2020 and Executive Vice General Manager at Arthur Capital Group in China from 2009 to 2014. Mr. Li holds a Doctor of Business Administration from Inter American University and a master’s degree in operations research from Wageningen University, along with a bachelor’s degree in accounting and finance from Erasmus University.

Huang Huei-Ching. Ms. Huang joined the Company in September, 2019. Additionally, Ms. Huang founded AGC Capital Securities Pty Ltd in Sydney, Australia where she has been the Managing Director since May 2014, overseeing financial services, strategic partnerships, and exchange listings. She holds an Australian Financial Services License (AFSL) and has been instrumental in assisting Chinese companies with listing on the Australian Stock Exchange, as well as supporting Australian companies in business expansion in China. Prior to her current role, Ms. Huang held senior positions across Asia-Pacific, including North Asia Vice President at Fast Lance Knowledge Ltd, and Director of Information Risk Management at KPMG, as well as leadership positions at Hitachi Data Systems and Data craft Asia, where she focused on training and service management. Ms. Huang holds a bachelor’s degree in law from Soochow University in Taiwan. She is fluent in both Mandarin and English and specializes in cross-cultural management and information risk management.

Cui Yan. Mr. Cui is based in Sydney, Australia. Mr. Cui joined the Company in 2019. Additionally, he joined AGC Capital Securities Pty Ltd in 2015 and is responsible for managing IPO projects, including prospectus preparation, compliance processes, financial analysis, and roadshow coordination. He has a deep understanding of capital markets and financial products, and his role involves liaising with third-party professionals to resolve issues in IPO projects. Before joining AGC Capital, Mr. Cui worked at Shanghai Jiayi Investment Management Ltd in 2015, where he focused on market research and data analysis for investment projects. He also gained experience at The People’s Insurance Company of China (PICC) during 2013-2014, working in the General Accounting Department. Mr. Cui holds a master’s degree in finance from the University of Melbourne and a bachelor’s degree in commerce from the University of New South Wales, majoring in accounting and finance. He is a CFA Level III candidate and a certified NAATI Professional Translator (English-Chinese). Fluent in both English and Mandarin, he brings strong analytical and financial expertise to his role.

Family Relationships

There are no family relationships among our executive officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been the subject of the follow events, during the past ten years:

1)	A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2)	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)	The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4)	The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3)i in the preceding paragraph or to be associated with persons engaged in any such activity;

5)	Was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

6)	Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7)	Was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any federal or state securities or commodities law or regulation; or

ii.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8)	Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 6. Executive Compensation

Summary Compensation Table

The following table sets forth all plan and non-plan compensation for the last two completed fiscal years paid to all individuals who served as the Company’s principal executive officer or acting in similar capacity during the last completed fiscal year, regardless of compensation level, and the next two highest paid executive officers whose compensation exceeded $100,000, if any, as required by Item 402(m)(2) of Regulation S-K. We refer to all of these individuals collectively as our “named executive officers.”

	Year Ended	Salary	Bonus	Other*	Total
Name and Principal Position	December 31,	($)	($)	($)	($)

Yang Hsiao-Wen, CEO	2023	14,170	0	2,072	16,242
	2022	3,140	0	0	3,140

Huang Huei-Ching, President	2023	7,998	0	1,879	9,877
	2022	0	0	0	0

*	Other includes amounts for Labor Insurance and National Health Insurance premiums, which the company provides in compliance with Taiwanese regulations. These programs cover mandatory benefits such as occupational injury, unemployment, maternity benefits, and basic healthcare

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2023, no stock, stock options, or other equity securities were awarded to our named executive officers.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements with our Executive Officers

Huang Huei-Ching and Yang Hsiao-Wen have employment agreements with the Taiwan branch of Wombat Australia Holdings Pty Ltd in 2022 and 2023.

Compensation of Directors

During 2023, none of our directors received additional compensation for serving as our directors.

Item 7. Certain Relationships and Related Transactions, and Director Independence

The Company has entered into certain related party transactions as described below. These transactions were reviewed and approved by the Company’s Board of Directors, ensuring that the terms were at least as favorable to the Company as those that could be obtained in arm’s-length transactions with unaffiliated third parties.

Related Parties	Relationship with company
Huang Huei-Ching	The Company’s President and Director and ultimate beneficial owner
Cui Yan	The Company’s Chief Financial Officer in 2022 and 2023
Yang Hsiao-Wen	The Company’s Chief Executive Officer
Worldwide Savants Capital Pty Ltd	Huang Huei-Ching is the Director of Worldwide Savants Capital
Huang Po-Yao	The Company’s Director in 2022 and 2023
Huang Tz-Ray	The Company’s Director in 2022 and 2023
Bears Consulting & Management Co., Ltd	Huang Po-Yao is the Director of Bears Consulting & Management Co., Ltd

1)	Related party balance

	December 31, 2023	December 31, 2022
Accounts receivable, net - related party
Bears Consulting & Management Co., Ltd	-	8,336

Due from a related party*
Huang Huei-Ching	7,564	-

Due to related parties*
Huang Huei-Ching	86,715	68,755
Bears Consulting & Management Co., Ltd**	5,346	1,961
	92,061	70,716

*	The above balances are due on demand, interest-free and unsecured.

**	Transactions with Bears Consulting & Management Co. Ltd: The Company has a business relationship with Bears Consulting & Management Co. Ltd, a company in which Huang Po-Yao, one of our directors, serves as Director. For the years ended December 31, 2023, and 2022, the Company recognized revenues of $10,588 and $7,962, respectively, from Bears Consulting & Management Co. Ltd. In addition, the Company incurred office rental expenses of $11,786 in 2023 and $5,901 in 2022, which were paid to Bears Consulting & Management Co. Ltd. As of December 31, 2023, the Company had an outstanding balance of $5,346 due to Bears Consulting & Management Co. Ltd., compared to $1,961 as of December 31, 2022.

2)	Related party transactions

Name of related parties	Years ended December 31, 2023	Years ended December 31, 2022
Revenue
Worldwide Savants Capital Pty Ltd*	36,443	-
Bears Consulting & Management Co., Ltd	10,588	7,962
Yang Hsiao-Wen **	218	217
	47,249	8,179

Office rental expenses
Bears Consulting & Management Co., Ltd	11,786	5,901

Purchase of office equipment and furniture
Bears Consulting & Management Co., Ltd	5,402	-

*	Transactions with Worldwide Savants Capital Pty Ltd: Worldwide Savants Capital Pty Ltd is a company in which Huang Huei-Ching, our President, Director, and ultimate beneficial owner, serves as Director. For the year ended December 31, 2023, the Company recognized revenues of $36,443 from transactions with Worldwide Savants Capital Pty Ltd. Additionally, as of December 31, 2023, the Company had a balance of $7,564 due from Huang Huei-Ching. As of December 31, 2023, the Company owed $86,715 to Huang Huei-Ching, compared to $68,755 as of December 31, 2022.

**	Transactions with Yang Hsiao-Wen: Yang Hsiao-Wen, our Chief Executive Officer, is a related party who had revenue transactions of $218 in 2023 and $217 in 2022 with the Company.

3)	Related party transactions – Acquisition transaction

Huang Huei-Ching, a director of Wombat Australia Holdings Pty Ltd (“Wombat”), is considered a related party in the following transaction.

On July 12, 2022, the Company entered into a Share Exchange Agreement with Wombat, pursuant to which the Company issued 2,000,000 shares of Common Stock (the “Acquisition Shares”) in exchange for 100% equity ownership in Wombat (the “Acquisition”). The Company recorded a loss of $1,944 in the acquisition.

Given that Huang Huei-Ching is a director of Wombat, this transaction qualifies as a related party transaction. The transaction was reviewed and approved by the Company’s Board of Directors, ensuring compliance with governance procedures and the best interests of the Company and its shareholders.

Director Independence

The Company does not have any independent directors.

Item 8. Legal Proceedings.

We know of no material, active or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock is quoted on the OTC Markets’ Pink Sheets under the symbol “HAFG”. Any over-the-counter market quotations on the OTC’s Pink tier reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Transfer Agent

Our transfer agent is Equiniti Trust Co.

Holders

As of November 7, 2024, we had 92 record holders of our common stock (not including beneficial owners who hold shares at broker/dealers in “street name”).

Dividend Policy

While there are no restrictions that limit our ability to pay dividends, we have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for the operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, which may consider such factors as our results of operations, financial condition and capital needs, among others.

Issuer Purchases of Equity Securities

None

Securities Authorized for Issuance Under Equity Incentive Plans

The Company does not have any equity incentive plans.

Item 10. Recent Sales of Unregistered Securities

Below sets forth information regarding all securities of the registrant sold by the registrant within the past three years which were not registered under the Securities Act.

All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

On July 12, 2022, the Company entered into a share exchange agreement with Wombat Australia Holdings Pty Ltd (“Wombat”), pursuant to which the Company issued 2,000,000 shares of common stock to Chen-Ting Lin in exchange for 100 % equity ownership in Wombat.

On June 5, 2024, the Company issued 35,000,000 shares of Common Stock (the “Issuance Shares”) to its director, Huang Huei-Ching at a purchase price of $0.001 per Issuance Share. Ms. Huang paid for the Issuance Shares by forgiving $35,000 of debt owed to her by the Company.

Item 11. Description of Registrant’s Securities to be Registered

The following statements relating to the capital stock set forth the material terms of the Company’s securities; however, reference is made to the more detailed provisions of our articles of incorporation, as amended to date, and by-laws, copies of which are filed herewith or incorporated herein by reference.

Common Stock

We are authorized to issue 600,000,000 shares, par value $0.001 per share, of common stock, of which 70,928,185 shares were issued and outstanding as of November 7, 2024. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of our common stock do not carry cumulative voting rights. Our board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the existing stockholders and which may dilute the book value of the common stock. Stockholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of common stock, when issued, will be fully paid and non-assessable.

Holders of common stock are entitled to receive dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends on common stock and do not anticipate that we will pay dividends in the foreseeable future.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, par value $0.001, and vest in the Company’s board of directors the authority to establish series of unissued preferred shares by the designations, preferences, limitations and relative rights, including voting rights, of the preferred shares of any series so established to the same extent that such designations, preferences, limitations, and relative rights could have been fully stated in the Articles of Incorporation, and in order to establish a series, the board of directors shall adopt a resolution setting forth the designation of the series and fixing and determining the designations, preferences, limitations and relative rights, including voting rights, thereof or so much thereof as shall not be fixed and determined by the Articles of Incorporation as amended.

The board of directors may authorize the issuance of preferred shares without further action by our shareholders and any preferred shares would have priority over the common stock with respect to dividend or liquidation rights. Any issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company and may contain voting and other rights superior to common stock. As a result, the issuance of preferred shares may adversely affect the relative rights of the holders of common stock.

Series A Preferred

On June 2, 2008, the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada creating a class of Series A convertible preferred stock consisting of 2,083,333 shares, par value $0.001 per share.

Series A Preferred stock votes together with common stock on a 1:1 basis, as converted, enjoys senior liquidation preferences to the common stock, and is convertible to common stock at an original issuance price of $2.40 per share, at any time at the holder’s option. Section 5 of the Certificate of Designation gives the Series A Preferred the right to veto over the creation of any class of preferred stock which has rights senior to, or pari passu with, the Series A Preferred.

Series L Preferred

On May 24, 2019, the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada creating a class of Series L non-convertible preferred stock consisting of 1,000 shares, par value $0.001 per share.

Each share of Series L Preferred is entitled to 1,000,000 votes. The Series L Preferred have a liquidation preference junior to the Series A Preferred but senior to the common stock, have no redemption rights and are not convertible into common stock.

The Series L Preferred also has certain protective rights. While the Series L Preferred is outstanding, the Company shall not, without first obtaining the approval of a majority outstanding shares of the Series L Preferred:

(a)	Increase or decrease the total number of authorized shares of the Series L Preferred;

(b)	Effect an exchange, reclassification, or cancellation of all or a part of the Series L Preferred, but excluding a stock split or reverse stock split of the Company’s common stock or Series A Preferred;

(c)	Effect an exchange or create a right of exchange of all or part of the shares of another class or other securities into shares of Series L Preferred; or

(d)	Alter or change the rights, preferences or privileges of the shares of the Series L Preferred so as to affect adversely the shares of such series, including the rights set forth in the Designation for the Series L Preferred.

Item 12. Indemnification of Directors and Officers

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation in settlement, unless and only to the extent that court also determines that the officer or director is fairly and reasonably entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends an action against the officer or director by reason of the fact that the person is or was an officer or director.

Our bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by Nevada law, provided that the Company shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person subject to stated exceptions. The Company will advance expenses to indemnified directors and executive officers upon delivery of an undertaking by such party to repay all amounts advanced if it is ultimately determined that the indemnified person is not entitled to be indemnified for such expenses. The Company also may indemnify its employees and agents as permitted by Chapter 78 of the Nevada Revised Statutes. Our bylaws expressly authorize the Company to enter into individual indemnification agreements with any or all of its directors, officers, employees or agents, and to obtain insurance on behalf of any of the foregoing persons. We have not entered into indemnification agreements with our directors, officers, employees or agents.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the Company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 13. Financial Statements and Supplementary Data

We are a smaller reporting company in accordance with Regulation S-X. Our financial statements are filed under this Item, beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a)	Financial Statements

Financial Statement Schedules

All schedules have been omitted because they are not required, not applicable, not present in amounts sufficient to require submission of the schedule, or the required information is otherwise included in our financial statements and related notes.

(b) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of Noble Quests, Inc., filed on November 1, 2006 (incorporated by reference to Exhibit 3.1 to the registrant’s annual report on Form 10-K filed on October 15, 2009)
3.2	Certificate of Amendment to Articles of Incorporation of Noble Quests, Inc., effective February 18, 2008 (incorporated by reference to Exhibit 3.2 to the registrant’s annual report on Form 10-K filed on October 15, 2009)
3.3	Certificate of Amendment to Articles of Incorporation of Legend Media, Inc., filed on December 22, 2008 (incorporated by reference to Exhibit 3.3 to the registrant’s annual report on Form 10-K filed on October 15, 2009)
3.4	Certificate of Designation for the Series A Convertible Preferred Stock of Legend Media, Inc. filed on June 2, 2008 (incorporated by reference to Exhibit 3.4 to the registrant’s annual report on Form 10-K filed on October 15, 2009)
3.5	Certificate of Designation for the Series L Preferred Stock of Legend Media, Inc. filed on May 24, 2019
3.6	Certificate of Amendment to Articles of Incorporation of Holistic Asset Finance Group Co., Ltd. filed on November 25, 2019
3.7	Certificate of Amendment to Articles of Incorporation of Omega International Group, Inc. filed on January 4, 2022
3.8	Certificate of Amendment to Articles of Incorporation of Holistic Asset Finance Group Co., Ltd. filed on October 23, 2024
3.9	Bylaws of the registrant (incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on November 7, 2006)
21.1	List of Subsidiaries

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Holistic Asset Finance Group Co.

By:	/s/ Yang Hsiao-Wen
Yang Hsiao-Wen
Chief Executive Officer
Date: November 7, 2024

FINANCIAL STATEMENTS

Holistic Asset Finance Group Co., Ltd

Index To Consolidated Financial Statements

Consolidated Financial Statements

For The Years Ended December 31, 2023 And 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Holistic Asset Finance Group Co., Ltd:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Holistic Asset Finance Group Co., Ltd ( the “Company”) as of December 31, 2023 and 2022 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has net current liabilities and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Onestop Assurance PAC

Singapore

November 7, 2024

PCAOB ID number: 6732

We have served as the Company’s auditor since 2024.

Holistic Asset Finance Group Co., Ltd

Consolidated Balance Sheets

As of December 31, 2023 and 2022

		December 31,	December 31,
	Note	2023	2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$10,618	$12,911
Account receivable, net – related party		-	8,336
Inventory		-	2,305
Deposits, prepayments and other receivables	6	5,395	3,753
Due from a related party	8	7,564	-
Total Current Assets		23,577	27,305
NON-CURRENT ASSETS
Defer tax assets		-	3,442
TOTAL ASSETS		$23,577	30,747

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Advance from customers		-	32,424
Other payables	7	11,392	6,953
Tax payable		1,343	178
Due to related parties	8	92,061	70,716
Total current liabilities		104,796	110,271
TOTAL LIABILITIES		104,796	110,271

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Series A convertible preferred stock - 2,083,333 shares authorized, par value $0.001, 2,083,333 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively		2,083	2,083
Series L Preferred stock- 1,000 shares authorized, par value $0.001, 1,000 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively		1	1
Common stock - 600,000,000 shares authorized, par value $0.001, 35,928,185 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively		35,928	35,928
Additional paid-in capital		70,736,456	70,736,456
Accumulated deficit		(70,855,708)	(70,853,991)
Accumulated other comprehensive income (loss)		21	(1)
Total shareholders’ equity		(81,219)	(79,524)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$23,577	$30,747

The accompanying notes are an integral part of these consolidated financial statements.

Holistic Asset Finance Group Co., Ltd

Consolidated Statements of Operations and Comprehensive Income

For the Years Ended December 31, 2023 and 2022

		Years ended December 31,	Years ended December 31,
	Note	2023	2022

Revenue	4	$120,722	$29,325
Cost of revenue		(24,661)	(23,473)
Gross profit		96,061	5,852

Operating expenses
General and administrative expenses	5	(92,094)	(34,911)
Profit/(Loss) from operations		3,967	(29,059)

Other expenses net:
Interest income		18	27
Foreign exchange loss		(746)	(394)
Other expenses		(261)	-
Total other expenses, net		(989)	(367)

Profit/(Loss) before income taxes		2,978	(29,426)

Income tax (expenses) credits		(4,695)	3,442
Net loss		$(1,717)	$(25,984)
Foreign currency translation adjustment		22	(1)
Total Comprehensive loss		(1,695)	(25,985)

Weighted average shares outstanding:
Basic		35,928,185	34,811,518
Diluted		35,928,185	34,811,518

Loss per share
Basic		(0.0000)	(0.0007)
Diluted		(0.0000)	(0.0007)

The accompanying notes are an integral part of these consolidated financial statements.

Holistic Asset Finance Group Co., Ltd

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2023 and 2022

	Series A Preferred Stock		Series L Preferred Stock		Common Stock				Accumulated
	Number of shares	Amount	Number of Shares	Amount	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	other comprehensive (loss) income	Total Stockholders’ Equity
Balance – December 31, 2021	2,083,333	$2,083	1,000	$1	33,928,185	$33,928	70,736,456	$(70,828,007)	-	(55,539)
Issuance of New share	-	-	-	-	2,000,000	2,000	-	-	-	2,000
Net loss	-	-	-	-	-	-	-	(25,984)	-	(25,984)
Other comprehensive loss	-	-	-	-	-	-	-	-	(1)	(1)
Balance – December 31, 2022	2,083,333	$2,083	1,000	$1	35,928,185	$35,928	70,736,456	$(70,853,991)	(1)	$(79,524)
Net loss	-	-	-	-	-	-	-	(1,717)	-	(1,717)
Other comprehensive income	-	-	-	-	-	-	-	-	22	22
Balance – December 31, 2023	2,083,333	2,083	1,000	1	35,928,185	35,928	70,736,456	(70,855,708)	21	(81,219)

The accompanying notes are an integral part of these consolidated financial statements.

Holistic Asset Finance Group Co., Ltd

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2023 and 2022

	Years ended December 31,	Years ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,717)	$(25,984)
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expenses	3,442	(3,442)
Loss on acquisition	-	1,944
Changes in operating assets and liabilities:
Account receivable	8,336	(8,336)
Inventory	2,305	(2,305)
Deposits, prepayments and other receivables	(1,642)	(3,639)
Due from a related party	(7,564)	-
Due to related parties	21,345	16,096
Advance from customers	(32,424)	32,424
Other payables	4,439	4,724
Tax payable	1,165	178
Net cash (used in) provided by operating activities	(2,315)	11,660

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsidiary	-	1,252
Net cash provided by investing activities	-	1,252

Net (decrease) increase in cash	(2,315)	12,912
Effect of exchange rates on cash	22	(1)
Cash and restricted cash, beginning of year	12,911	-
Cash and restricted cash, end of year	$10,618	$12,911

The accompanying notes are an integral part of these consolidated financial statements

Holistic Asset Finance Group Co., Ltd

Notes to the Consolidated Financial Statements

For the Year ended December 31, 2023 and 2022

NOTE 1 – Organization and Business description

Holistic Asset Finance Group Co., Ltd. (the “Company”) was incorporated in Nevada on March 16, 1998 as Noble Quests Inc. The Company changed its name to Legend Media, Inc. on February 11, 2008. The Company changed its name to Holistic Asset Finance Group Co., Ltd., on November 25, 2019. The Company changed its name to Omega International Group, Inc., with the State of Nevada on January 03, 2022. The Company changed its name back to Holistic Asset Finance Group Co., Ltd. on October 23, 2024. The company is a holding company and conducts its primary operations of selling Australian-branded nutrition, health, and wellness products on Asian markets, and also providing expertise in social media digital marketing and video production through its indirectly held wholly owned subsidiary that is incorporated and domiciled in Australia, namely Wombat Australia Holdings Pty Ltd (“Wombat”).

Details of the Company and its subsidiaries are set out in the table as follows:

Name of Entity	Background	Ownership	Principle activities
Holistic Asset Finance Group Co., Ltd.	U.S.A	Parent	Holding company

Wombat Australia Holdings Pty Ltd (“Wombat Australia”)	Australia	100%	Selling Australian-branded nutrition, health, and wellness products and providing expertise in social media digital marketing and video production

Plural Capital Company Limited (“Plural”)	Hong Kong	100%	No business since 31 December 2021. Deregistered in 20 October 2023.

On January 03, 2022, the Company filed a Certificate of Amendment with Nevada Secretary of State to amend the name of Corporation to Omega International Group, Inc..

On January 13, 2022, the Company filed the application with FINRA for the change of company name and symbol. To date, FINRA has not yet finished processing the application.

On October 23, 2024, the Company filed a Certificate of Amendment with Nevada Secretary of State to change the name of Corporation back to Holistic Asset Finance Group Co., Ltd..

On July 12, 2022, the Company entered into a Share Exchange Agreement with Wombat Australia Holdings Pty Ltd (“Wombat”), pursuant to which the Company issued 2,000,000 shares of Common Stock (the “Acquisition Shares”) in exchange for 100 % equity ownership stake in Wombat (the “Acquisition”). Following the Acquisition, the Company became the 100% equity holder in Wombat. The Acquisition was structured as a tax-free reorganization. The Company issued the Acquisition Shares using an exemption from registration under Section 4(a)(2) of the Securities Act. Acquisition losses are recognized as expenses in the current period.

Wombat Australia Holdings Pty Ltd is an Australian company based in Sydney Australia which focuses on exporting Australian branded nutrition, health and wellness products to Asian markets.

On 27 July 2022, the Board of Directors and the Majority Shareholder approved and authorized the divestiture of its subsidiary, Plural Capital Company Limited, due to the fact that Plural has had no business activities since December 31, 2021. And this Company was accordingly deregistered on 20 October 2023.

NOTE 2 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements and are adjusted to reflect actual experience when necessary. Actual results could differ from these estimates.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue recognition

The Group sells Australian-branded nutrition, health, and wellness products and provides social media digital marketing and video production service to its customers. The Group has adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified ASC 606 for the years ended December 31, 2023 and 2022. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Group applies the following steps:

Step 1: Identify the contract (s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Product sales

The Group generates revenue through the product sale of Australian-branded nutrition, health, and wellness products to its customers and recognizes revenue when control is transferred to customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for the goods and is recorded net of value-added tax (“VAT”). For Australian-branded nutrition, health, and wellness products sales, the Group believes the single performance obligation is satisfied upon delivery of goods to customers which is considered at the point in time, and all the risks and benefits of the transaction has been passed to the customer and the Group does not have any further performance obligation. The revenue is therefore recognized at the point in time when goods are delivered to customers. The Group’s contracts with customers are primarily on a fixed-price basis. The Group recognizes the revenue from Australian-branded nutrition, health, and wellness products sales on a gross basis as the Group is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified goods.

Service revenue

The Group also generates revenue through charging service fees on a fixed-price basis from customers for providing social media digital marketing and video production service, where the Group’s performance obligation is to provide social media digital marketing and video production service assisting its customers on marketing efforts. Service revenue is recognized at the point in time when the customers acknowledge and accept the service.

Contract balances

Accounts receivable represent revenue recognized when the Group has satisfied the Group’s performance obligation and has the unconditional rights to payment. Unearned revenue consists of payments received or awards to customers related to unsatisfied performance obligation at the end of the period, included in advance from customers in the Group’s consolidated balance sheets with the balance of $Nil and $ 32,424 as of December 31, 2023 and 2022, respectively.

Disaggregation of revenue

For the years ended December 31, 2023 and 2022, the disaggregation of revenue by major revenue streams is as follows:

	Years ended December 31, 2023	Years ended December 31, 2022
Product sales	17,251	29,325
Service revenue	103,471	-
	120,722	29,325

Cost of revenues

The Company’s product cost includes purchase price, shipping cost and warehousing cost for Australian-branded nutrition, health, and wellness products. The Company’s service cost includes salaries of staff providing social media digital marketing and video production service.

Deferred Revenue

The Company recognized the deposits received from its customers as deferred revenue if the goods or service is not delivered. It would be recognized as revenue after the goods is delivered or the service is provided.

Income Tax Provisions

The Group accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the years ended December 31, 2023 and 2022.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits, which includes deposits with original maturities of three months or less with commercial banks.

Accounts Receivable

Accounts receivables include trade accounts due from customers. The Company maintains an allowance for credit losses which reflects its best estimate of amounts that potentially will not be collected. The Company determines the allowance for credit losses taking into consideration various factors including but not limited to historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Company to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. The Company adopted this guidance effective January 1, 2023. The Company makes specific bad debt provisions based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections and future economic conditions (extend data and macroeconomic factors). Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2023 and 2022, the Company does not consider an allowance for doubtful accounts to be necessary.

Deposits, prepayments and other receivables

Deposits, prepayments and other receivables primarily consist of input GST tax, rental deposit and prepayments for services, which are presented net of allowance for doubtful accounts. Prepayment and other assets are classified as either current or non-current based on the terms of the respective agreements. The Company maintains a provision for doubtful accounts to state prepayments at their estimated realizable value based on a variety of factors, including the possibility of releasing the prepayments into service and historical experience. As of December 31, 2023 and 2022, no provision for doubtful accounts for deposits, prepayments and other receivables was made.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Group’s financial instruments, including cash, Cash and cash equivalents, account Receivable, net, deposits, prepayments and other receivables, due from a related party, advance from customers, other payables, due to related parties, approximates their recorded values due to their short-term maturities.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost of inventory are determined using the first-in-first-out method. The Group records inventory reserves for obsolete and slow-moving inventory. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method. As of December 31, 2023 and 2022, the Company had provision for inventory reserve of nil and nil, respectively.

Basic and diluted earnings (loss) per shares

The Company computes earnings per share, in accordance with ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding convertible shares stock options and warrants.

The Company incurred a net loss of $1,717 and $25,984 for the years ended December 31, 2023 and 2022. Therefore, the effect of convertible preferred stock outstanding is anti-dilutive during the years ended December 31, 2023 and 2022. On December 31, 2023 and 2022 the following potentially dilutive shares were excluded from diluted loss per share because of their anti-dilutive effect:

	Years ended December 31,	Years ended December 31,
	2023	2022
Convertible preferred stock	2,083,333	2,083,333

The following is an analysis of the differences between basic and diluted earnings per common share. For the years ended December 31, 2023 and 2022:

Net loss	(1,717)	(25,984)
Weighted average shares outstanding	35,928,185	34,811,518
Diluted effect of convertible preferred stocks	-	-
Weighted average shares – diluted	35,928,185	34,811,518

loss per share:
Basic	(0.0000)	(0.0007)
Diluted	(0.0000)	(0.0007)

Since net income (loss) from discontinued operations are both nil for the years ended December 31, 2023 and 2022, the basic and diluted earnings (loss) per share for discontinued operations are both nil for the years ended December 31, 2023 and 2022.

Comprehensive income (loss)

ASC Topic 220, Comprehensive Income, establishes standards for reporting comprehensive income and its components. Comprehensive income or loss is defined as the change in equity during a period from transactions and other events from non-owner sources. The component of comprehensive income totalling $22 and comprehensive loss totalling $1 for the years ended December 31, 2023 and 2022, respectively, related to foreign currency translation adjustment.

Segment reporting

The Group follows ASC 280, “Segment Reporting” The Group’s Chief Executive Officer or chief operating decision-maker reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Group as a whole and hence, the Group has only one reportable segment.

Foreign Currencies

The functional currencies of the Group are the local currency of the countries in which the subsidiaries operate. The Group’s consolidated financial statements are reported using U.S. Dollars. The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect on that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component in accumulated other comprehensive income included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

The Group operates primarily in Australia and Taiwan, with Taiwan functioning as a branch of Wombat Australia. The entire management team is primarily based in Australia. Accordingly, the Group’s functional currency is the Australian Dollar (“AUD”). The Group’s consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”).

Rates that were used in creating the consolidated financial statements:

	December 31, 2023	December 31, 2022
Balance sheet items, except for equity accounts	AUD$1 = USD 0.6805	AUD$1 = USD 0.6819
Items in the statements of income and cash flows	AUD$1 = USD 0.6805	AUD$1 = USD 0.6819

Leases

The Company accounts for leases in accordance with ASC Topic 842, Lease. Operating lease right-of-use assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is presented on the consolidated statements of operations.

As permitted under ASC Topic 842, the Company has made an accounting policy election not to apply the lease recognition provision to short term leases (leases with a lease term of 12 months or less that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise); instead, the Company will recognize the lease payments for short term leases on a straight-line basis over the lease term. The Company did not have any leases with a lease term more than 12 months as of December 31, 2023 and 2022.

Concentrations of risks

(a) Concentration of credit risk

Assets that potentially subject the Group to a concentration of credit risk primarily consist of cash, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as at the balance sheet dates. As of December 31, 2023 and 2022, the aggregate amount of cash of $10,618 and $12,911. The Group conducts credit evaluations of its customers and suppliers, and generally does not require collateral or other security from them. The Group establishes an accounting policy to provide for allowance for doubtful accounts based on the individual customer’s and supplier’s financial condition, credit history, and the current economic conditions.

(b) Significant customers

In the year ended December 31, 2023, three third-party customers and one related party customer accounted for 27%, 13%, 12% and 30% of the Company’s revenues, respectively. In the year ended December 31 2022, one third-party customer and one related party customer accounted for 70% and 27% of the Company’s revenues. No other customer accounted for more than 10% of the Company’s revenues for the years ended December 31, 2023 and 2022.

(c) Significant suppliers

In the year ended December 31, 2023, two third-party suppliers accounted for 52%, 48% of the Company’s purchases, respectively. In the year ended December 31, 2022, four third-party suppliers accounted for 43%, 23%, 14% and 14% of the Company’s purchases. No other suppliers accounted for more than 10% of the Company’s purchases for the years ended December 31, 2023 and 2022.

(d) Significant account receivable

As of December 31, 2023, the Company’s accounts receivable balance is nil. As of December 31, 2022, one related party client accounted for 100% of the Company’s accounts receivable.

(e) Foreign currency risk

A majority of the Group’s expense transactions are denominated in AUD and a significant portion of the Group and its subsidiaries’ assets and liabilities are denominated in AUD.  However, the Company’s reporting currency is the U.S. dollar. Foreign currency transaction gains and losses represent gains and losses resulting from transactions entered into in a currency other than the functional currency of the Company. These transaction gains and losses, if any, are included in results of operations.

Recent Accounting Pronouncements

The Group considers the applicability and impact of all accounting standards updates(“ASUs”). Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. In July 2018, the FASB issued updates to the lease standard making transition requirements less burdensome. The update provides an option to apply the transition provisions of the new standard at its adoption date instead of at the earliest comparative period presented in the Group’s financial statements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. The Group adopted this guidance effective January 1, 2022. The Group recorded the operating lease right-of-use assets and operating lease liabilities of $71,748 upon adoption of ASU 2016-02, Leases.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments   Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Group to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. In November 2018, April 2019 and May 2019, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments   Credit Losses,” “ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments   Credit Losses,” “Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” and “ASU No. 2019-05, Financial Instruments   Credit Losses (Topic 326): Targeted Transition Relief,” which provided additional implementation guidance on the previously issued ASU. The ASU is effective for fiscal years beginning after Dec. 15, 2019 for public business entities that meet the definition of an SEC filer, excluding entities eligible to be SRCs as defined by the SEC. All other entities, ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2022. The adoption of this guidance did not have a material impact on the Group’s consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Group beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. The Group does not expect the adoption of ASU 2021-04 to have a material effect on the consolidated financial statements.

In November 2021, the FASB issued Accounting Standards Update No 2021-10, Government Assistance (Topic 832)   Disclosures by Business Entities about Government Assistance (“ASU 2021-10”). ASU 2021-10 requires additional disclosures regarding the nature of government assistance, the related accounting policy used to account for assistance, the affected line items and applicable amounts within the consolidated financial position and results of operations, and significant terms and conditions related to the assistance. Government assistance within the scope of ASC 832 includes assistance that is administered by domestic, foreign, local, state, national governments, as well as departments, independent agencies and intergovernmental organizations. The updated guidance increases transparency of government assistance including, 1) the type of assistance, 2) the entity’s accounting for assistance, and 3) the effect of assistance on the entity’s financial statements. The new standard is effective for fiscal years beginning after December 15, 2021. The adoption of this guidance did not have a material impact on the Group’s consolidated financial statements.

The Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Subsequent Events

In accordance with ASC Topic 855, Subsequent Events, the Companies evaluated subsequent events through the date the consolidated financial statements were available for issue.

NOTE 3 – Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had net current liabilities on December 31, 2023 of $81,219 and on December 31, 2022 of $82,966 and an accumulated deficit on December 31, 2023 of $70,855,708 and on December 31, 2022 of $ 70,853,991.

These conditions raised substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern will require the Company to obtain additional financing to fund its operations. In assessing the going concern, the board of directors has considered:

-The Company will obtain financial support from the related parties.

-Based on the business plans of the Company, management expects to see a positive trend in the Company’s future results. Management expects the business will grow and develop in the future.

The board of directors believes the Company has adequate financial resources to continue in operational existence for the foreseeable future, a period of at least 12 months from the date of this report. Accordingly, the going concern basis of accounting continues to be used in the preparation of the consolidated financial statements for the year ended December 31, 2023.

NOTE 4 – Revenue

	Years ended December 31, 2023	Years ended December 31, 2022
Product sales	17,251	29,325
Service revenue	103,471	-
	120,722	29,325

NOTE 5 – General and administration expenses

	Years ended December 31, 2023	Years ended December 31, 2022
Wage, salary and insurance	37,123	8,199
Lease	17,068	5,901
legal & consulting fee	10,612	10,077
General expense	27,291	10,734
	92,094	34,911

NOTE 6 – Deposits, prepayments and other receivables

	December 31, 2023	December 31, 2022
Prepayments	4,760	3,652
Rental deposit	483	-
GST tax	152	101
	5,395	3,753

NOTE 7 – Other payables

	December 31, 2023	December 31, 2022
Wage, salary and insurance	8,690	3,155
Service fee	2,441	3,798
Others	261	-
	11,392	6,953

NOTE 8 – Related parties transactions and balance

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions.

The related parties that had transactions or balances with the Company in 2023 and 2022 consisted of:

Related Parties	Relationship with company
Huang Huei-Ching	The Company’s President and Director and ultimate beneficial owner
Cui Yan	The Company’s Chief Financial Officer
Yang Hsiao-Wen	The Company’s Chief Executive Officer
Huang Po-Yao	The Company’s Director
Huang Tz-Ray	The Company’s Director
Worldwide Savants Capital Pty Ltd	Huang Huei-Ching is the Director of Worldwide Savants Capital
Bears Consulting & Management Co., Ltd	Huang Po-Yao is the Director of Bears Consulting & Management Co., Ltd

1)	Related party balance

	December 31, 2023	December 31, 2022
Accounts receivable, net - related party
Bears Consulting & Management Co., Ltd	-	8,336

Due from a related party*
Huang Huei-Ching	7,564	-

Due to related parties*
Huang Huei-Ching	86,715	68,755
Bears Consulting & Management Co., Ltd	5,346	1,961
	92,061	70,716

*	The above balances are due on demand, interest-free and unsecured

2)	Related party transactions

Name of related parties	Years ended December 31, 2023	Years ended December 31, 2022
Revenue
Worldwide Savants Capital Pty Ltd	36,443	-
Bears Consulting & Management Co., Ltd	10,588	7,962
Yang Hsiao-Wen	218	217
	47,249	8,179

Office rental expenses
Bears Consulting & Management Co., Ltd	11,786	5,901

Purchase of office equipment and furniture
Bears Consulting & Management Co., Ltd	5,402	-

3)	Related party transactions – Acquisition transaction

Huang Huei-Ching, a director of Wombat Australia Holdings Pty Ltd (“Wombat”), is considered a related party in the following transaction.

On July 12, 2022, the Company entered into a Share Exchange Agreement with Wombat, pursuant to which the Company issued 2,000,000 shares of Common Stock (the “Acquisition Shares”) in exchange for 100% equity ownership in Wombat (the “Acquisition”). The Company recorded a loss of $1,944 in the acquisition.

Given that Huang Huei-Ching is a director of Wombat, this transaction qualifies as a related party transaction. The transaction was reviewed and approved by the Company’s Board of Directors, ensuring compliance with governance procedures and the best interests of the Company and its shareholders.

NOTE 9 – Taxes

(a)	Corporate Income Taxes (“CIT”)

Neveda

Nevada does not have a corporate income tax.

Australia

Under Australian tax law, the applicable corporate income tax rate is 30%, or 25% if the Company qualifies as a base rate entity (with annual turnover less than AUD 50 million and 80% or less of its assessable income from passive sources). In addition, there is no time limit for the carryforward of tax losses, allowing them to be carried forward indefinitely. However, when a company applies carried-forward losses, it must pass either the Continuity of Ownership Test (COT) or the Same Business Test (SBT) to ensure that the loss deduction complies with the regulations.

Taiwan

Under Taiwan tax law, the applicable corporate income tax rate is fixed at 20% effective from January 1, 2019. Operating losses may be carried forward to the tenth succeeding tax year when a “blue return” is filed or when the return is certified by an independent certified public accountant. No carry-back of losses is permitted.

i)	The components of the income tax provision are as follows:

	Years ended December 31, 2023	Years ended December 31, 2022
Current income tax expenses	1,260	-
Deferred income tax expenses (benefit)	3,435	(3,442)
Total provision for income taxes	4,695	(3,442)

ii)	The following table reconciles Australia statutory rates to the Group’s income tax expenses:

	Years ended December 31, 2023	Years ended December 31, 2022
Income (Loss) before tax	2,978	(29,426)
Australia statutory income tax rate	25%	25%
Provision for income taxes	744	(7,357)
Non taxable income taxes	(65)	-
Non-deductible expenses	4,016	3,915
Change in valuation allowance	9,585	969
Others	(9,585)	(969)
Income tax expenses (credits)	4,695	(3,442)

iii)	The following summarizes deferred assets, net and liabilities resulting from differences between financial accounting basis and tax basis of assets and liabilities:

Deferred tax assets, net:	December 31, 2023	December 31, 2022
Balance as of beginning	3,442	-
Addition	-	3,442
Utilization of operating loss	(3,435)	-
Foreign currency translation adjustments	(7)	-
Ending balance	-	3,442

The deferred tax liabilities are nil as of December 31, 2023 and 2022.

As of December 31, 2023 and 2022, the amount of tax loss carry-forwards of the Company was as following:

Location	Years ended December 31, 2023	Years ended December 31, 2022
Neveda	-	-
Australia	-	13,770
Taiwan	52,761	4,847
	52,761	18,617

(b)	Tax payable

Taxes payable consist of the following:

	December 31, 2023	December 31, 2022
Income tax payable	1,260	-
Value-added tax payable	83	178
	1,343	178

NOTE 10 – Disclosure of discontinued operations

On July 27, 2022, the Board of Directors and the Majority Shareholder approved and authorized the divestiture of the Company’s subsidiary, Plural Capital Company Limited. This decision was made due to the cessation of all business activities by Plural Capital Company Limited since December 31, 2021. The company was officially deregistered on October 20, 2023.

Major Classes of Assets and Liabilities:

As of December 31, 2022, and December 31, 2023, there were no assets or liabilities related to the discontinued operations of Plural Capital Company Limited. Therefore, no assets or liabilities have been classified as “Discontinued operation” in the balance sheets as of those dates.

Reason for Discontinuation:

The discontinuation of Plural Capital Company Limited was part of the Company’s strategic decision to divest entities that no longer contribute to the overall business operations, as Plural had ceased its operations on December 31, 2021.

Impact on Financial Statements:

The divestiture did not result in any material gain or loss for the Company, and there was no financial impact from discontinued operations to report on consolidated statements of operations and comprehensive income for the years ended December 31, 2022, and December 31, 2023.

The discontinued operation represents a strategic shift that has a major effect on the Group’s operations and financial results, which trigger discontinued operations accounting in accordance with ASC 205-20-45. Results of operations related to the discontinued operations for the years ended December 31, 2023 and 2022, were retroactively reported as income (loss) from discontinued operations.

For the years ended December 31, 2023, and 2022, revenue, cost of revenue, gross loss, loss from discontinued operations, loss before income taxes, net loss from discontinued operations, and the assets and liabilities of the discontinued operations, were all nil.

NOTE 11 – Stockholder’s equity

On May 31, 2019, the Company amended its Articles of Incorporation (the “Amendment”), to increase our authorized shares from 137,000,000 shares to 610,000,000 shares, of which 600,000,000 are common stock and 10,000,000 are preferred stock.

Preferred stock

The Company has authorized 10,000,000 preferred shares with a par value of $0.001 per share. The Board of Directors is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

Series A Preferred Stock

The Company designated 2,083,333 shares of Series A Convertible Preferred Stock (“Series A”), which votes 1:1 to common stock on an as converted basis, enjoys senior liquidation preferences to the common stock, and is convertible to common stock on a broad-based weighted average basis at a $2.40 original issue price. Section 5 of the Certificate of Designation gives the Series A the right to veto any amendment to the Certificate of Designation or the issuance of any class of preferred stock which has rights senior to or have priority over the Series A Preferred.

During the period ended December 31, 2023 and 2022, the Company did not issue any Series A Preferred Stock.

As of December 31, 2023, and December 31, 2022, the Company had 2,083,333 shares of Series A Preferred Stock issued and outstanding, respectively.

Series L Preferred Stock

On May 24, 2019, the Company filed a Certificate of Designation of Series L Preferred Stock (“Series L”) with the Secretary of State of Nevada. The number of shares of Series L Stock designated is 1,000 shares. The Series L are entitled to vote with the common stock at a ratio of 1,000,000 votes per share of Series L. The Series L do not have rights to dividends, have a liquidation preference junior to the Series A Preferred but senior to the common stock, have no redemption rights and are not convertible into common stock.

During the period ended December 31, 2023 and 2022, the Company did not issue any Series L Preferred Stock.

As of December 31, 2023, and December 31, 2022the Company had 1,000 shares of Series L Preferred Stock issued and outstanding, respectively.

Common Stock

The Company has authorized 600,000,000 common shares with a par value of $0.001 per share.

On April 21, 2020, the Company issued 20,000,000 shares of Common Stock (the “Issuance Shares”) to its CEO, Liu Zhongkuo at a purchase price of $0.001 per Issuance Share. Mr. Liu paid for the Issuance Shares by forgiving $20,000 of debt owed to him by the Company. The sale was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On July 12, 2022, the Company entered into a Share Exchange Agreement with Wombat Australia Holdings Pty Ltd (“Wombat”), pursuant to which the Company issued 2,000,000 shares of Common Stock (the “Acquisition Shares”) in exchange for 100 % equity ownership stake in Wombat (the “Acquisition”). Following the Acquisition, the Company became the 100% equity holder in Wombat. The Acquisition was structured as a tax-free reorganization. The Company issued the Acquisition Shares using an exemption from registration under Section 4(a)(2) of the Securities Act.

As of December 31, 2023, and December 31, 2022, the Company had 35,928,185 shares of Common Stock issued and outstanding.

Note 12 – Commitments and contingencies

From time to time, the Group is subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Group does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of December 31, 2023 and 2022, the Group has no outstanding litigation.

Note 13 – Subsequent events

On June 05, 2024, the Company issued 35,000,000 shares of Common Stock (the “Issuance Shares”) to its director, Huei- Ching HUANG at a purchase price of $0.001 per Issuance Share. Ms. Huang paid for the Issuance Shares by forgiving $35,000 of debt owed to her by the Company.

The Company has evaluated subsequent events from December 3l, 2023 to the date the consolidated financial statements were issued and has determined that there are no items to disclose other than those disclosed elsewhere in this report.

FINANCIAL STATEMENTS

Holistic Asset Finance Group Co., Ltd

Consolidated Financial Statements

For the Six Months Ended June 30, 2024 and 2023

Holistic Asset Finance Group Co., Ltd

Consolidated Balance Sheets

As of June 30, 2024 (Unaudited) and December 31, 2023 (Audited)

		June 30,	December 31,
	Note	2024	2023

ASSETS

CURRENT ASSETS
Cash and cash equivalents		$22,791	10,618
Deposits, prepayments and other receivables	6	2,404	5,395
Due from a related party	8	7,410	7,564
Total Current Assets		32,605	23,577
TOTAL ASSETS		$32,605	23,577

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Other payables	7	9,421	11,392
Tax payable		8,871	1,343
Due to related parties	8	57,491	92,061
Total current liabilities		75,783	104,796
TOTAL LIABILITIES		75,783	104,796

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Series A convertible preferred stock - 2,083,333 shares authorized, par value $0.001, 2,083,333 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively		2,083	2,083
Series L Preferred stock- 1,000 shares authorized, par value $0.001, 1,000 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively		1	1
Common stock - 600,000,000 shares authorized, par value $0.001, 70,928,185 and 35,928,185 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively		70,928	35,928
Additional paid-in capital		70,736,456	70,736,456
Accumulated deficit		(70,852,591)	(70,855,708)
Accumulated other comprehensive (loss) income		(55)	21
Total shareholders’ equity		(43,178)	(81,219)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$32,605	23,577

The accompanying notes are an integral part of these consolidated financial statements.

Holistic Asset Finance Group Co., Ltd

Consolidated Statements of Operations and Comprehensive Income

For the six months ended June 30, 2024 and 2023 (Unaudited)

		Three months ended June 30,		Six months ended June 30,
	Note	2024	2023	2024	2023

Revenue	4	$34,870	27,004	$75,067	36,327
Cost of revenue		(3,294)	(11,758)	(6,466)	(12,510)
Gross profit		31,576	15,246	68,601	23,817

Operating expenses
General and administrative expenses	5	(29,292)	(24,776)	(59,905)	(47,303)
Profit/(Loss) from operations		2,284	(9,530)	8,696	(23,486)

Other expenses, net:
Interest income		15	7	15	7
Foreign exchange loss		(166)	(8)	254	(45)
Other expenses		(19)	(70)	(303)	(98)
Total other expenses, net		(170)	(71)	(34)	(136)

Profit/(Loss) before income taxes		2,114	(9,601)	8,662	(23,622)

Income tax (expenses) credits		(2,383)	1,847	(5,545)	3,873
Net (loss)/profit		$(269)	(7,754)	$3,117	(19,749)
Foreign currency translation adjustment		77	66	(76)	247
Total Comprehensive (loss)/profit		(192)	(7,688)	3,041	(19,502)

Weighted average shares outstanding:
Basic		45,650,407	35,928,185	40,762,439	35,928,185
Diluted		45,650,407	35,928,185	42,845,772	35,928,185

(Loss) Earnings per share
Basic		(0.0000)	(0.0002)	0.0001	(0.0005)
Diluted		(0.0000)	(0.0002)	0.0001	(0.0005)

The accompanying notes are an integral part of these consolidated financial statements.

Holistic Asset Finance Group Co., Ltd

Consolidated Statements of Changes in Shareholders’ Equity

For the six months ended June 30, 2024 and 2023 (Unaudited)

	Series A Preferred Stock		Series L Preferred Stock		Common Stock		Additional		Accumulated other	Total
	Number of shares	Amount	Number of Shares	Amount	Number of Shares	Par Value	Paid-in Capital	Accumulated Deficit	comprehensive (loss) income	Stockholders’ Equity
Balance – January 1, 2023	2,083,333	$2,083	1,000	$1	35,928,185	$35,928	$70,736,456	$(70,853,991)	(1)	(79,524)
Net loss	-	-	-	-	-	-	-	(19,749)	-	(19,749)
Other comprehensive income	-	-	-	-	-	-	-	-	247	247
Balance – June 30, 2023	2,083,333	2,083	1,000	1	35,928,185	35,928	70,736,456	(70,873,740)	246	(99,026)

Balance – January 1, 2024	2,083,333	$2,083	1,000	$1	35,928,185	$35,928	$70,736,456	$(70,855,708)	21	$(81,219)
Issuance of new share	-	-	-	-	35,000,000	35,000	-	-		35,000
Net Profit	-	-	-	-	-	-	-	3,117	-	3,117
Other comprehensive loss	-	-	-	-	-	-	-	-	(76)	(76)
Balance – June 30, 2024	2,083,333	2,083	1,000	1	70,928,185	70,928	70,736,456	(70,852,591)	(55)	(43,178)

The accompanying notes are an integral part of these consolidated financial statements.

Holistic Asset Finance Group Co., Ltd

Consolidated Statements of Cash Flows

For the six months ended June 30, 2024 and 2023 (Unaudited)

	Years ended June 30,	Years ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit/(loss)	$3,117	$(19,749)
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expenses	-	(3,793)
Changes in operating assets and liabilities:
Account receivable	-	8,336
Inventory	-	53
Deposits, prepayments and other receivables	2,991	(187)
Due from a related party	154	-
Due to related parties	430	7,664
Advance from customers	-	(750)
Other payables	(1,971)	(1,743)
Tax payable	7,528	(178)
Net cash provided by (used in) operating activities	12,249	(10,347)

Net increase(decrease) in cash	12,249	(10,347)
Effect of exchange rates on cash	(76)	247
Cash and restricted cash, beginning of year	10,618	12,911
Cash and restricted cash, end of year	$22,791	$2,811

The accompanying notes are an integral part of these consolidated financial statements

Holistic Asset Finance Group Co., Ltd

Notes to the Consolidated Financial Statements

For the six months ended June 30, 2024 and 2023 (Unaudited)

NOTE 1 – Organization and Business description

Holistic Asset Finance Group Co., Ltd. (the “Company”) was incorporated in Nevada on March 16, 1998 as Noble Quests Inc. The Company changed its name to Legend Media, Inc. on February 11, 2008. The Company changed its name to Holistic Asset Finance Group Co., Ltd., on November 25, 2019. The Company changed its name to Omega International Group, Inc., with the State of Nevada on January 03, 2022. The Company changed its name back to Holistic Asset Finance Group Co., Ltd. on October 23, 2024. The company is a holding company and conducts its primary operations of selling Australian-branded nutrition, health, and wellness products on Asian markets, and also providing expertise in social media digital marketing and video production through its indirectly held wholly owned subsidiary that is incorporated and domiciled in Australia, namely Wombat Australia Holdings Pty Ltd (“Wombat”).

Details of the Company and its subsidiaries are set out in the table as follows:

Name of Entity	Background	Ownership	Principle activities
Holistic Asset Finance Group Co., Ltd.	U.S.A	Parent	Holding company

Wombat Australia Holdings Pty Ltd (“Wombat Australia”)	Australia	100%	Selling Australian-branded nutrition, health, and wellness products and providing expertise in social media digital marketing and video production

Plural Capital Company Limited (“Plural”)	Hong Kong	100%	No business since 31 December 2021. Deregistered in 20 October 2023.

On January 03, 2022, the Company filed a Certificate of Amendment with Nevada Secretary of State to amend the name of Corporation to Omega International Group, Inc..

On January 13, 2022, the Company filed the application with FINRA for the change of company name and symbol. To date, FINRA has not yet finished processing the application.

On October 23, 2024, the Company filed a Certificate of Amendment with Nevada Secretary of State to change the name of Corporation back to Holistic Asset Finance Group Co., Ltd..

On July 12, 2022, the Company entered into a Share Exchange Agreement with Wombat Australia Holdings Pty Ltd (“Wombat”), pursuant to which the Company issued 2,000,000 shares of Common Stock (the “Acquisition Shares”) in exchange for 100 % equity ownership stake in Wombat (the “Acquisition”). Following the Acquisition, the Company became the 100% equity holder in Wombat. The Acquisition was structured as a tax-free reorganization. The Company issued the Acquisition Shares using an exemption from registration under Section 4(a)(2) of the Securities Act. Acquisition losses are recognized as expenses in the current period.

Wombat Australia Holdings Pty Ltd is an Australian company based in Sydney Australia which focuses on exporting Australian branded nutrition, health and wellness products to Asian markets.

On 27 July 2022, the Board of Directors and the Majority Shareholder approved and authorized the divestiture of its subsidiary, Plural Capital Company Limited, due to the fact that Plural has had no business activities since December 31, 2021. And this Company was accordingly deregistered on 20 October 2023.

NOTE 2 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements and are adjusted to reflect actual experience when necessary. Actual results could differ from these estimates.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue recognition

The Group sells Australian-branded nutrition, health, and wellness products and provides social media digital marketing and video production service to its customers. The Group has adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified ASC 606 for the six months ended June 30, 2024 and 2023. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Group applies the following steps:

Step 1:    Identify the contract (s) with a customer

Step 2:    Identify the performance obligations in the contract

Step 3:    Determine the transaction price

Step 4:    Allocate the transaction price to the performance obligations in the contract

Step 5:    Recognize revenue when (or as) the entity satisfies a performance obligation

Product sales

The Group generates revenue through the product sale of Australian-branded nutrition, health, and wellness products to its customers and recognizes revenue when control is transferred to customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for the goods and is recorded net of value-added tax (“VAT”). For Australian-branded nutrition, health, and wellness products sales, the Group believes the single performance obligation is satisfied upon delivery of goods to customers which is considered at the point in time, and all the risks and benefits of the transaction has been passed to the customer and the Group does not have any further performance obligation. The revenue is therefore recognized at the point in time when goods are delivered to customers. The Group’s contracts with customers are primarily on a fixed-price basis. The Group recognizes the revenue from Australian-branded nutrition, health, and wellness products sales on a gross basis as the Group is acting as a principal in these transactions and is responsible for fulfilling the promise to provide the specified goods.

Service revenue

The Group also generates revenue through charging service fees on a fixed-price basis from customers for providing social media digital marketing and video production service, where the Group’s performance obligation is to provide social media digital marketing and video production service assisting its customers on marketing efforts. Service revenue is recognized at the point in time when the customers acknowledge and accept the service.

Contract balances

Accounts receivable represent revenue recognized when the Group has satisfied the Group’s performance obligation and has the unconditional rights to payment. Unearned revenue consists of payments received or awards to customers related to unsatisfied performance obligation at the end of the period, included in advance from customers in the Group’s consolidated balance sheets with the balance of $Nil and Nil as of June 30, 2024 and December 31, 2023, respectively.

Disaggregation of revenue

For six months ended June 30, 2024 and 2023, the disaggregation of revenue by major revenue streams is as follows:

	Three months ended June 30, 2024	Three months ended June 30, 2023
Product sales	-	14,409
Service revenue	34,870	12,595
Total	34,870	27,004

	Six months ended June 30, 2024	Six months ended June 30, 2023
Product sales	546	14,468
Service revenue	74,521	21,859
Total	75,067	36,327

Cost of revenues

The Company’s product cost includes purchase price, shipping cost and warehousing cost for Australian-branded nutrition, health, and wellness products. The Company’s service cost includes salaries of staff providing social media digital marketing and video production service.

Deferred Revenue

The Company recognized the deposits received from its customers as deferred revenue if the goods or service is not delivered. It would be recognized as revenue after the goods is delivered or the service is provided.

Income Tax Provisions

The Group accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the six months ended June 30, 2024 and 2023.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits, which includes deposits with original maturities of three months or less with commercial banks.

Accounts Receivable

Accounts receivables include trade accounts due from customers. The Company maintains an allowance for credit losses which reflects its best estimate of amounts that potentially will not be collected. The Company determines the allowance for credit losses taking into consideration various factors including but not limited to historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Company to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. The Company adopted this guidance effective January 1, 2023. The Company makes specific bad debt provisions based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections and future economic conditions (extend data and macroeconomic factors). Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of June 30, 2024 and December 31, 2023, the Company does not consider an allowance for doubtful accounts to be necessary.

Deposits, prepayments and other receivables

Deposits, prepayments and other receivables primarily consist of input GST tax, rental deposit and prepayments for services, which are presented net of allowance for doubtful accounts. Prepayment and other assets are classified as either current or non-current based on the terms of the respective agreements. The Company maintains a provision for doubtful accounts to state prepayments at their estimated realizable value based on a variety of factors, including the possibility of releasing the prepayments into service and historical experience. As of June 30, 2024 and December 31, 2023, no provision for doubtful accounts for deposits, prepayments and other receivables was made.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Group’s financial instruments, including cash, Cash and cash equivalents, account Receivable, net, deposits, prepayments and other receivables, due from a related party, advance from customers, other payables, due to related parties, approximates their recorded values due to their short-term maturities.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost of inventory are determined using the first-in-first-out method. The Group records inventory reserves for obsolete and slow-moving inventory. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method. As of June 30, 2024 and December 31, 2023, the Company had provision for inventory reserve of nil and nil, respectively.

Basic and diluted earnings (loss) per shares

The Company computes earnings per share, in accordance with ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding convertible shares stock options and warrants.

The Company incurred a net income of $3,117 and loss of $19,749 for the six months ended June 30, 2024 and 2023. The Company incurred a net loss of $269 and loss of $7,754 for the three months ended June 30, 2024 and 2023. Therefore, the effect of convertible preferred stock outstanding is anti-dilutive during the six months ended June 30, 2023, the three months ended June 30, 2024 and 2023. On June 30, 2024 and 2023 the following potentially dilutive shares were excluded from diluted loss per share because of their anti-dilutive effect:

	Three months ended June 30,	Three months ended June 30,
	2024	2023
Convertible preferred stock	2,083,333	2,083,333

The following is an analysis of the differences between basic and diluted earnings per common share. For the three months ended June 30, 2024 and 2023.

Net loss	(269)	(7,754)
Weighted average shares outstanding	45,650,407	35,928,185
Diluted effect of convertible preferred stocks	-	-
Weighted average shares – diluted	45,650,407	35,928,185

Earnings loss per share:
Basic	(0.0000)	(0.0002)
Diluted	(0.0000)	(0.0002)

Since net income (loss) from discontinued operations are nil for the three months ended June 30, 2023, the basic and diluted earnings (loss) per share for discontinued operations are nil for the years ended the three months ended June 30, 2023.

	Six months ended June 30,	Six months ended June 30,
	2024	2023
Convertible preferred stock	2,083,333	2,083,333

The following is an analysis of the differences between basic and diluted earnings per common share. For the six months ended June 30, 2024 and 2023.

Net income (loss)	3,117	(19,749)
Weighted average shares outstanding	40,762,439	35,928,185
Diluted effect of convertible preferred stocks	2,083,333	-
Weighted average shares – diluted	42,845,772	35,928,185

Earnings (loss) per share:
Basic	0.0001	(0.0005)
Diluted	0.0001	(0.0005)

Since net income (loss) from discontinued operations are nil for the six months ended June 30, 2023, the basic and diluted earnings (loss) per share for discontinued operations are nil for the years ended the six months ended June 30, 2023.

Comprehensive income (loss)

ASC Topic 220, Comprehensive Income, establishes standards for reporting comprehensive income and its components. Comprehensive income or loss is defined as the change in equity during a period from transactions and other events from non-owner sources. The component of comprehensive loss totalling $76 and comprehensive income totalling $247 for the six months ended June 30, 2024 and 2023, respectively, related to foreign currency translation adjustment. The component of comprehensive income totalling $77 and comprehensive income totalling $66 for the three months ended June 30, 2024 and 2023, respectively, related to foreign currency translation adjustment.

Segment reporting

The Group follows ASC 280, “Segment Reporting” The Group’s Chief Executive Officer or chief operating decision-maker reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Group as a whole and hence, the Group has only one reportable segment.

Foreign Currencies

The functional currencies of the Group are the local currency of the countries in which the subsidiaries operate. The Group’s consolidated financial statements are reported using U.S. Dollars. The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect on that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component in accumulated other comprehensive income included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statement of income and comprehensive income.

The Group operates primarily in Australia and Taiwan, with Taiwan functioning as a branch of Wombat Australia. The entire management team is primarily based in Australia. Accordingly, the Group’s functional currency is the Australian Dollar (“AUD”). The Group’s consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“US$”).

Rates that were used in creating the consolidated financial statements:

	June 30, 2024	June 30, 2023
Balance sheet items, except for equity accounts	AUD$1 = 0.6666USD	AUD$1 = 0.6661USD
Items in the statements of income and cash flows	AUD$1 = 0.6666USD	AUD$1 = 0.6661USD

Leases

The Company accounts for leases in accordance with ASC Topic 842, Lease. Operating lease right-of-use assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is presented on the consolidated statements of operations.

As permitted under ASC Topic 842, the Company has made an accounting policy election not to apply the lease recognition provision to short term leases (leases with a lease term of 12 months or less that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise); instead, the Company will recognize the lease payments for short term leases on a straight-line basis over the lease term. The Company did not have any leases with a lease term more than 12 months as of June 30, 2024 and December 31, 2023.

Concentrations of risks

(a) Concentration of credit risk

Assets that potentially subject the Group to a concentration of credit risk primarily consist of cash, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as at the balance sheet dates. As of June 30, 2024 and December 31, 2023, the aggregate amount of cash of $22,791 and $10,618. The Group conducts credit evaluations of its customers and suppliers, and generally does not require collateral or other security from them. The Group establishes an accounting policy to provide for allowance for doubtful accounts based on the individual customer’s and supplier’s financial condition, credit history, and the current economic conditions.

(b) Significant customers

In the six months ended June 30, 2024, two related party customers accounted for 74% and 26% of the Company’s revenues, respectively. In the six months ended June 30, 2023, two third-party customers and two related party customers accounted for 38%, 22%, 26% and 13% of the Company’s revenues. No other customer accounted for more than 10% of the Company’s revenues for the six months ended June 30, 2024 and 2023.

In the three months ended June 30, 2024, one related party customer accounted for 100% of the Company’s revenues. In the three months ended June 30, 2023, two third-party customers and one related party customer accounted for 51%, 29% and 17% of the Company’s revenues.

(c) Significant suppliers

In the six months ended June 30, 2024, one third-party supplier accounted for 100% of the Company’s purchases. In the six months ended June 30, 2023, two third-party suppliers accounted for 52%, 48% of the Company’s purchases, respectively. No other suppliers accounted for more than 10% of the Company’s purchases for the six months ended June 30, 2024 and 2023.

In the three months ended June 30, 2024, the Company’s purchases is nil. In the three months ended June 30, 2023, two third-party suppliers accounted for 52%, 48% of the Company’s purchases, respectively.

(d) Significant account receivable

As of June 30, 2024 and December 31, 2023, the Company’s accounts receivable balance is nil and nil.

(e) Foreign currency risk

A majority of the Group’s expense transactions are denominated in AUD and a significant portion of the Group and its subsidiaries’ assets and liabilities are denominated in AUD.  However, the Company’s reporting currency is the U.S. dollar. Foreign currency transaction gains and losses represent gains and losses resulting from transactions entered into in a currency other than the functional currency of the Company. These transaction gains and losses, if any, are included in results of operations.

Recent Accounting Pronouncements

The Group considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for all leases, including operating leases, with a term in excess of 12 months. The guidance also expands the quantitative and qualitative disclosure requirements. In July 2018, the FASB issued updates to the lease standard making transition requirements less burdensome. The update provides an option to apply the transition provisions of the new standard at its adoption date instead of at the earliest comparative period presented in the Group’s financial statements. The new guidance requires the lessee to record operating leases on the balance sheet with a right-of-use asset and corresponding liability for future payment obligations. The Group adopted this guidance effective January 1, 2022. The Group recorded the operating lease right-of-use assets and operating lease liabilities of $71,748 upon adoption of ASU 2016-02, Leases.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Group to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. In November 2018, April 2019 and May 2019, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” “ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” “Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” and “ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief,” which provided additional implementation guidance on the previously issued ASU. The ASU is effective for fiscal years beginning after Dec. 15, 2019 for public business entities that meet the definition of an SEC filer, excluding entities eligible to be SRCs as defined by the SEC. All other entities, ASU No. 2016-13 is effective for fiscal years beginning after December 15, 2022. The adoption of this guidance did not have a material impact on the Group’s consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Group beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. The Group does not expect the adoption of ASU 2021-04 to have a material effect on the consolidated financial statements.

In November 2021, the FASB issued Accounting Standards Update No 2021-10, Government Assistance (Topic 832) — Disclosures by Business Entities about Government Assistance (“ASU 2021-10”). ASU 2021-10 requires additional disclosures regarding the nature of government assistance, the related accounting policy used to account for assistance, the affected line items and applicable amounts within the consolidated financial position and results of operations, and significant terms and conditions related to the assistance. Government assistance within the scope of ASC 832 includes assistance that is administered by domestic, foreign, local, state, national governments, as well as departments, independent agencies and intergovernmental organizations. The updated guidance increases transparency of government assistance including, 1) the type of assistance, 2) the entity’s accounting for assistance, and 3) the effect of assistance on the entity’s financial statements. The new standard is effective for fiscal years beginning after December 15, 2021. The adoption of this guidance did not have a material impact on the Group’s consolidated financial statements.

The Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Subsequent Events

In accordance with ASC Topic 855, Subsequent Events, the Companies evaluated subsequent events through the date the consolidated financial statements were available for issue.

NOTE 3 – Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had an accumulated deficit on June 30, 2024 of $70,852,591 and on December 31, 2023 of $ 70,855,708.

These conditions raised substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern will require the Company to obtain additional financing to fund its operations. In assessing the going concern, the board of directors has considered:

-	The Company will obtain financial support from the related parties.

-	Based on the business plans of the Company, management expects to see a positive trend in the Company’s future results. Management expects the business will grow and develop in the future.

The board of directors believes the Company has adequate financial resources to continue in operational existence for the foreseeable future, a period of at least 12 months from the date of this report. Accordingly, the going concern basis of accounting continues to be used in the preparation of the consolidated financial statements for the six months ended June 30, 2024.

NOTE 4: Revenue

	Three months ended June 30, 2024	Three months ended June 30, 2023
Product sales	-	14,409
Service revenue	34,870	12,595
	34,870	27,004

	Six months ended June 30, 2024	Six months ended June 30, 2023
Product sales	546	14,468
Service revenue	74,521	21,859
	75,067	36,327

NOTE 5: General and administration expenses

	Three months ended June 30, 2024	Three months ended June 30, 2023
Wage, salary and insurance	9,086	6,636
Lease	6,358	5,789
legal & consulting fee	2,486	1,749
General expense	11,362	10,602
	29,292	24,776

	Six months ended June 30, 2024	Six months ended June 30, 2023
Wage, salary and insurance	23,436	13,658
Lease	9,006	11,618
legal & consulting fee	6,767	8,371
General expense	20,696	13,656
	59,905	47,303

NOTE 6 - Deposits, prepayments and other receivables

	June 30, 2024	December 31, 2023
Prepayments	2,006	4,760
Rental deposit	256	483
GST tax	142	152
	2,404	5,395

NOTE 7 - Other payables

	June 30, 2024	December 31, 2023
Wage, salary and insurance	8,877	8,690
Service fee	-	2,441
Others	544	261
	9,421	11,392

NOTE 8 - Related parties transactions and balance

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions.

The related parties that had transactions or balances with the Company in 2024 and 2023 consisted of:

Related Parties	Relationship with company
Huang Huei-Ching	The Company’s President and Director and ultimate beneficial owner
Cui Yan	The Company’s Chief Financial Officer
Yang Hsiao-Wen	The Company’s Chief Executive Officer
Huang Po-Yao	The Company’s Director
Huang Tz-Ray	The Company’s Director
Worldwide Savants Capital Pty Ltd	Huang Huei-Ching is the Director of Worldwide Savants Capital
Bears Consulting & Management Co., Ltd	Huang Po-Yao is the Director of Bears Consulting & Management Co., Ltd

1)	Related party balance

	June 30, 2024	December 31, 2023
Due from a related party*
Huang Huei-Ching	7,410	7,564

Due to related parties*
Huang Huei-Ching	52,375	86,715
Bears Consulting & Management Co., Ltd	5,116	5,346
	57,491	92,061

*	The above balances are due on demand, interest-free and unsecured.

2)	Related party transactions

Name of related parties	Three months for June 30, 2024	Three months for June 30, 2023
Revenue
Worldwide Savants Capital Pty Ltd	34,870	-
Bears Consulting & Management Co., Ltd	-	4,734
	34,870	4,734

Office rental expenses
Bears Consulting & Management Co., Ltd	-	5,513

Purchase of office equipment and furniture
Bears Consulting & Management Co., Ltd	-	5,344

Name of related parties	Six months for June 30, 2024	Six months for June 30, 2023
Revenue
Worldwide Savants Capital Pty Ltd	55,343	9,265
Bears Consulting & Management Co., Ltd	19,178	4,734
	74,521	13,999

Office rental expenses
Bears Consulting & Management Co., Ltd	-	11,188

Purchase of office equipment and furniture
Bears Consulting & Management Co., Ltd	-	5,344

NOTE 9 — Taxes

(a)	Corporate Income Taxes (“CIT”)

Neveda

Nevada does not have a corporate income tax.

Australia

Under Australian tax law, the applicable corporate income tax rate is 30%, or 25% if the Company qualifies as a base rate entity (with annual turnover less than AUD 50 million and 80% or less of its assessable income from passive sources). In addition, there is no time limit for the carryforward of tax losses, allowing them to be carried forward indefinitely. However, when a company applies carried-forward losses, it must pass either the Continuity of Ownership Test (COT) or the Same Business Test (SBT) to ensure that the loss deduction complies with the regulations.

Taiwan

Under Taiwan tax law, the applicable corporate income tax rate is fixed at 20% effective from January 1, 2019. Operating losses may be carried forward to the tenth succeeding tax year when a “blue return” is filed or when the return is certified by an independent certified public accountant. No carry-back of losses is permitted

i)	The components of the income tax provision are as follows:

	Three months ended June 30, 2024	Three months ended June 30, 2023

Current income tax expenses	2,383	-
Deferred income tax expenses (benefit)	-	(1,847)
Total provision for income taxes	2,383	(1,847)

	Six months ended June 30, 2024	Six months ended June 30, 2023

Current income tax expenses	5,545	-
Deferred income tax expenses (benefit)	-	(3,873)
Total provision for income taxes	5,545	(3,873)

ii)	The following table reconciles Australia statutory rates to the Group’s income tax expenses:

	Three months ended June 30, 2024	Three months ended June 30, 2023
Income (Loss) before tax	2,114	(9,601)
Australia statutory income tax rate	25%	25%
Provision for income taxes	529	(2,401)
Non-taxable income taxes	(168)	-
Non-deductible expenses	2,022	554
Change in valuation allowance	(874)	2,365
Others	874	(2,365)
Income tax expenses (credits)	2,383	(1,847)

	Six months ended June 30, 2024	Six months ended June 30, 2023
Income (Loss) before tax	8,662	(23,622)
Australia statutory income tax rate	25%	25%
Provision for income taxes	2,165	(5,906)
Non taxable income taxes	(119)	(44)
Non-deductible expenses	3,499	2,077
Change in valuation allowance	(1,832)	5,177
Others	1,832	(5,177)
Income tax expenses (credits)	5,545	(3,873)

iii)	The following summarizes deferred assets, net and liabilities resulting from differences between financial accounting basis and tax basis of assets and liabilities:

Deferred tax assets, net:	Three months ended June 30, 2024	Three months ended June 30, 2023
Balance as of beginning	-	5,410
Addition	-	1,847
Utilization of operating loss	-	-
Foreign currency translation adjustments	-	(22)
Ending balance	-	7,235

Deferred tax assets, net:	Six months ended June 30, 2024	Six months ended June 30, 2023
Balance as of beginning	-	3,442
Addition	-	3,873
Utilization of operating loss	-	-
Foreign currency translation adjustments	-	(80)
Ending balance	-	7,235

The deferred tax liabilities are nil as of June 30, 2024 and December 31,2023.

As of June 30, 2024 and December 31, 2023, the amount of tax loss carry-forwards of the Company was as following:

Location	June 30, 2024	December 31, 2023
Neveda	-	-
Australia	-	-
Taiwan	43,600	52,761
	43,600	52,761

(b)	Tax payable

Taxes payable consist of the following:

	June 30, 2024	December 31, 2023
Income tax payable	6,779	1,260
Value- added tax payable	2,092	83
	8,871	1,343

NOTE 10 – Disclosure of discontinued operations

On July 27, 2022, the Board of Directors and the Majority Shareholder approved and authorized the divestiture of the Company’s subsidiary, Plural Capital Company Limited. This decision was made due to the cessation of all business activities by Plural Capital Company Limited since December 31, 2021. The company was officially deregistered on October 20, 2023.

Major Classes of Assets and Liabilities:

As of December 31, 2023, there were no assets or liabilities related to the discontinued operations of Plural Capital Company Limited. Therefore, no assets or liabilities have been classified as “Discontinued operation” in the balance sheets as of those dates.

Reason for Discontinuation:

The discontinuation of Plural Capital Company Limited was part of the Company’s strategic decision to divest entities that no longer contribute to the overall business operations, as Plural had ceased its operations on December 31, 2021.

Impact on Financial Statements:

The divestiture did not result in any material gain or loss for the Company, and there was no financial impact from discontinued operations to report on consolidated statements of operations and comprehensive income for the six and three months ended June 30, 2023.

The discontinued operation represents a strategic shift that has a major effect on the Group’s operations and financial results, which trigger discontinued operations accounting in accordance with ASC 205-20-45. Results of operations related to the discontinued operations for the six and three months ended June 30, 2023, were retroactively reported as income (loss) from discontinued operations.

For the six and three months ended June 30, 2023, revenue, cost of revenue, gross loss, loss from discontinued operations, loss before income taxes, net loss from discontinued operations, and the assets and liabilities of the discontinued operations, were all nil.

NOTE 11 – Stockholder’s equity

On May 31, 2019, the Company amended its Articles of Incorporation (the “Amendment”), to increase our authorized shares from 137,000,000 shares to 610,000,000 shares, of which 600,000,000 are common stock and 10,000,000 are preferred stock.

Preferred stock

The Company has authorized 10,000,000 preferred shares with a par value of $0.001 per share. The Board of Directors is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

Series A Preferred Stock

The Company designated 2,083,333 shares of Series A Convertible Preferred Stock (“Series A”), which votes 1:1 to common stock on an as converted basis, enjoys senior liquidation preferences to the common stock, and is convertible to common stock on a broad-based weighted average basis at a $2.40 original issue price. Section 5 of the Certificate of Designation gives the Series A the right to veto any amendment to the Certificate of Designation or the issuance of any class of preferred stock which has rights senior to or have priority over the Series A Preferred.

During the period ended June 30, 2024 and December 31, 2023, the Company did not issue any Series A Preferred Stock.

As of June 30, 2024, and December 31, 2023, the Company had 2,083,333 shares of Series A Preferred Stock issued and outstanding, respectively.

Series L Preferred Stock

On May 24, 2019, the Company filed a Certificate of Designation of Series L Preferred Stock (“Series L”) with the Secretary of State of Nevada. The number of shares of Series L Stock designated is 1,000 shares. The Series L are entitled to vote with the common stock at a ratio of 1,000,000 votes per share of Series L. The Series L do not have rights to dividends, have a liquidation preference junior to the Series A Preferred but senior to the common stock, have no redemption rights and are not convertible into common stock.

During the period ended June 30, 2024 and December 31, 2023, the Company did not issue any Series L Preferred Stock.

As of June 30, 2024, and December 31, 2023, the Company had 1,000 shares of Series L Preferred Stock issued and outstanding, respectively.

Common Stock

The Company has authorized 600,000,000 common shares with a par value of $0.001 per share.

On April 21, 2020, the Company issued 20,000,000 shares of Common Stock (the “Issuance Shares”) to its CEO, Liu Zhongkuo at a purchase price of $0.001 per Issuance Share. Mr. Liu paid for the Issuance Shares by forgiving $20,000 of debt owed to him by the Company. The sale was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On July 12, 2022, the Company entered into a Share Exchange Agreement with Wombat Australia Holdings Pty Ltd (“Wombat”), pursuant to which the Company issued 2,000,000 shares of Common Stock (the “Acquisition Shares”) in exchange for 100 % equity ownership stake in Wombat (the “Acquisition”). Following the Acquisition, the Company became the 100% equity holder in Wombat. The Acquisition was structured as a tax-free reorganization. The Company issued the Acquisition Shares using an exemption from registration under Section 4(a)(2) of the Securities Act.

On June 05, 2024, the Company issued 35,000,000 shares of Common Stock (the “Issuance Shares”) to its director, Huei- Ching HUANG at a purchase price of $0.001 per Issuance Share. Ms. Huang paid for the Issuance Shares by forgiving $35,000 of debt owed to her by the Company.

As of June 30, 2024, and December 31, 2023, the Company had 70,928,185 shares of Common Stock issued and outstanding.

Note 12 — Commitments and contingencies

From time to time, the Group is subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Group does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of June 30, 2024 and 2023, the Group has no outstanding litigation.

Note 13 — Subsequent events

The Company has evaluated subsequent events from June 30, 2024 to the date the consolidated financial statements were issued and has determined that there are no items to disclose other than those disclosed elsewhere in this report.